UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SOTHEBY’S

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

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SOTHEBY’S
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD MAY 5, 2011

To the Shareholders of

SOTHEBY’S

The Annual Meeting of Shareholders of SOTHEBY’S (the “Company”) will be held on Thursday, May 5, 2011, at the Company’s offices located at 1334 York Avenue, New York, New York, at 11:00 a.m., local time, for the following purposes:

1. Election of thirteen (13) directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3. Advisory vote on executive compensation;

4. Advisory vote on the frequency of an advisory vote on executive compensation; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 11, 2011 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
MICHAEL I. SOVERN, Chairman
New York, New York March 24, 2011

SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO VOTE BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS IN THE NOTICE MAILED TO SHAREHOLDERS OR BY PROXY CARD IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SOTHEBY’S
1334 York Avenue
New York, New York 10021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2011

ANNUAL MEETING AND RELATED INFORMATION

What is the purpose of the Annual Meeting?

At the Sotheby’s (the “Company”) 2011 Annual Meeting of Shareholders (including any adjournment or postponement, the “Meeting”), shareholders will consider and vote upon:

•	The election of thirteen (13) directors (“Proposal 1”).

•	A proposal to approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (“Proposal 2”).

•	A proposal to approve, in an advisory vote, the compensation of the Company’s named executive officers, or NEO’s, as disclosed in this proxy statement. (“Proposal 3”).

•

A proposal to recommend, in an advisory vote, whether an advisory shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years (“Proposal 4”).

This proxy statement is being made available to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company, for use at the Meeting to be held for the purposes described in the accompanying Notice of Annual Meeting.

Why have I received a notice in the mail indicating the Internet availability of this Proxy Statement and the accompanying materials instead of a paper copy of those materials?

A Securities and Exchange Commission rule permits the Company to make its proxy materials available over the Internet to its shareholders. The proxy materials consist of:

•	The Notice of Annual Meeting;

•	This Proxy Statement; and

•	The Company’s 2010 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

To take advantage of this rule, the Company has mailed you a notice of the posting of the proxy materials on the Internet (the “Access Notice”) to its shareholders. The Access Notice contains instructions regarding how to vote your shares, including a control number that you will need in order to vote.

The Company expects to mail the Access Notice and post the proxy materials on the Internet at: http://investor.shareholder.com/bid/proxy.cfm on or about March 24, 2011.

I would like to receive copies of this year’s proxy materials in paper form by mail or by email. How do I inform the Company?

The Access Notice contains several ways to inform the Company of your preference.

May I choose to receive future years’ proxy materials in paper form by mail or by email?

Yes. The Access Notice also provides instructions on how to make this request.

Who is entitled to vote?

Shareholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 11, 2011 (the “Record Date”). At the close of business on the Record Date, 68,022,301 shares of the Company’s common stock, sometimes referred to in this proxy statement as “shares,” were outstanding. Each share of the Company’s common stock is entitled to one vote.

How do I vote my shares?

As indicated in the Access Notice mailed to you, you may vote your shares by telephone, Internet or, if you choose to receive the proxy materials in paper form, by proxy card.

What is the effect of my voting by telephone, the Internet, or completing and returning the proxy card?

A valid proxy from a shareholder will be voted as specified in each proxy card at the Meeting. Any shareholder giving a proxy by telephone, the Internet or by completing and returning a proxy card retains the power to revoke the proxy by written notice to the Secretary of the Company, addressed to the Secretary, Sotheby’s, 1334 York Avenue, New York, New York 10021, at any time prior to its exercise by the individual who is receiving your proxy.

How will my shares be voted by the proxies?

Unless a shareholder provides contrary instructions when voting, all shares represented by valid proxies or proxy cards received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals 1, 2 and 3 and with respect to Proposal 4, FOR holding a shareholder advisory vote on NEO executive compensation once every THREE YEARS. The Company knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote do arise, it is the intention of Michael I. Sovern, William F. Ruprecht and William S. Sheridan, the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their judgment on such matters.

Can I vote in person at the Meeting?

Yes. Please note, however, that attendance at the Meeting alone will not result in the revocation of your proxy unless you affirmatively indicate at the Meeting that you intend to vote your shares in person.

What constitutes a “quorum” for the transaction of business at the Meeting?

The holders of the number of shares possessing a majority of the shares that could be cast by the holders of all outstanding shares of the Company’s capital stock entitled to vote at the Meeting, present in person or by proxy, constitute a quorum for the Meeting.

How many votes are needed to approve a Proposal?

In September 2010, the Sotheby’s Board of Directors adopted a majority voting requirement with respect to the election of directors (Proposal 1). In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself. The approval of Proposals 2 and 3, the ratification of auditors and the shareholder advisory vote regarding 2010 NEO compensation, respectively, require the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote. Proposal 4, the shareholders’ advisory recommendation concerning the frequency of the NEO compensation vote, will be determined by a plurality of the votes cast at the Meeting. While the results of Proposals 2, 3 and 4 are not binding on the Company, the Board will consider the outcome of each vote in making future determinations regarding the subject matter of each proposal.

Abstentions and broker non-votes are counted in determining the presence of a quorum. A broker non-vote is a proposal on which a broker or nominee is not permitted to vote without specific instructions from the beneficial owner. Except for Proposal 2, Brokers must receive specific instructions from the beneficial owner in order to vote the beneficial owner’s shares. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

ANNUAL REPORT

SHAREHOLDERS MAY WITHOUT CHARGE REQUEST A COPY OF THE COMPANY’S 2010 ANNUAL REPORT, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2010, BY WRITING TO: INVESTOR RELATIONS, 1334 YORK AVENUE, NEW YORK, NEW YORK 10021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2011

The Notice of Annual Meeting, this Proxy Statement, the 2010 Annual Report to Shareholders and the Proxy Card are available at the following website address:

http://investor.shareholder.com/bid/proxy.cfm

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) has recommended to the Board, and the Board has nominated, eleven incumbent directors to be elected at the Meeting and two additional director nominees, Daniel Meyer and Marsha Simms, to fill a newly created directorship and an impending Board vacancy. The Company’s shareholders elect directors by majority vote. In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself. Directors serve until the next annual meeting and until their respective successors have been elected and qualified. Robin Woodhead, a current director, has elected not to stand for reelection at the expiration of his current term, which ends as of the Meeting date. He will remain an Executive Vice President of the Company and Chairman of Sotheby’s International.

Director and Director Nominee Biographies and Qualifications

The shares represented by your Proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the following thirteen individuals nominated by the Board of Directors. The principal occupation and certain other biographical information regarding each nominee are also set forth below.

At the conclusion of each individual’s biographical information is a list of the specific experience, qualifications, attributes or skills that, in the opinion of the Nominating and Corporate Governance Committee, qualify that nominee to serve as a Director of the Company.

Name	Age	Year First Elected A Director
John M. Angelo	69	2007
Michael Blakenham	73	1987
The Duke of Devonshire	66	1994
Daniel Meyer	53	Nominee
James Murdoch	38	2010
Allen Questrom	71	2005
William F. Ruprecht	55	2000
Marsha Simms	58	Nominee
Michael I. Sovern	79	2000
Donald M. Stewart	72	2003
Robert S. Taubman	57	2000
Diana L. Taylor	56	2007
Dennis M. Weibling	59	2006

John M. Angelo

Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the Chief Executive Officer of Angelo, Gordon & Company, a privately-held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Mr. Angelo’s qualifications for service on the Company’s Board include (i) extensive capital markets expertise; (ii) relationships with buyers and sellers of art; and (iii) experience as a committed art collector.

Michael Blakenham

Lord Blakenham became a director of the Company in 1987. From 1983 to 1997, he was Executive Chairman of Pearson plc, a British media company serving the worldwide information, education and entertainment markets. From 1983 to 1993, he also served as Chairman of the Financial Times and, from 1993 to 1998, as Chairman of MEPC plc, a publicly quoted United Kingdom real estate investment and development company. Lord Blakenham was a director of LaFarge SA until May 2008 and, from 2001 to 2005, was the President of the British Trust for Ornithology. From 1997 to 2003, he served as Chairman of the Board of Trustees of the Royal Botanical Gardens, Kew and has also served as Chairman of Japan 2001, a Japanese cultural festival, and as a director of the UK-Japan 21st Century Group. Lord Blakenham currently serves as a Councilor on the Mid Suffolk District Council and is Chairman of Suffolk Together, a recently formed political party.

Lord Blakenham’s qualifications for service on the Company’s Board include (i) broad international business experience, as evidenced by his serving as Chairman of the public companies Pearson plc and MEPC plc; (ii) service on boards and advisory boards of companies located in Japan, France, the Netherlands and the United Kingdom; and (iii) financial skills with significant audit committee experience, including as a former Chairman of the Company’s Audit Committee.

The Duke of Devonshire

The Duke of Devonshire KCVO, CBE, formerly Marquess of Hartington, became a director of the Company in September 1994 and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum, and the Storm King Arts Center in New York and a Patron of the Sheffield Botanical Gardens Trust. In 2006, he became a Trustee of the Sheffield Galleries & Museums Trust. The Duke was a Trustee of Ascot Racecourse from 1982—2011 and held the posts of Chairman (1997-2008) and Her Majesty’s Representative (1997-2001). In 1997, he was made a Commander of the British Empire (CBE) for “services to horseracing”. The Duke was knighted in the New Year’s Honours List (January 2009), being awarded a KCVO (Knight Commander of the Royal Victorian Order) for service to the Crown. The Duke of Devonshire assists in the management of family estates in England, including Chatsworth, and in Ireland as well as of The Devonshire Arms (Bolton Abbey) Limited, which operates three luxury hotels in England. He also oversees the Devonshire Collection, a world-renowned private art collection.

The Duke of Devonshire’s qualifications for service on the Company’s Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust; (ii) experience as a collector of important and historic works of art; and (iii) his role in administering high profile organizations with a strong client care element, including the Ascot Racecourse.

Daniel Meyer

Mr. Meyer has been the president of Union Square Hospitality Group, or USHG, since 1996. USHG owns and operates a number of restaurants including Union Square Café, Eleven Madison Park, Gramercy Tavern, Tabla and The Modern, which have been featured in the Michelin Guide, The New

York Times and Zagat Surveys. He has served as a director of OpenTable.com, a public company in the business of online restaurant reservations, since 2000. Mr. Meyer is currently a member of the board of directors of the following not-for-profit organizations: Share Our Strength, City Harvest, Irving Harris Foundation and New Yorkers for Parks. He is also a member of the executive committees of the Madison Square Park Conservancy, Union Square Partnership and NYC & Co.

Mr. Meyer’s qualifications for service on the Company’s Board include (i) long-term business and entrepreneurial experience; (ii) strong connections and name recognition in the critical New York market; (iii) a leading expert in hospitality, client service and the development of a service culture; and (iv) service as a director of another public company and on several non-profit boards.

James Murdoch

Mr. Murdoch was appointed Chairman and Chief Executive, News Corp, Europe and Asia, in 2007, with direct responsibility for the strategic and operational development of News Corporation’s television, newspaper and related digital assets in Europe, Asia and the Middle East. At the same time, Mr. Murdoch was appointed Non-Executive Chairman of BSkyB and re-joined the Board of News Corporation. He served as Chief Executive Officer of BSkyB from 2003 to 2007 and was previously Chairman and CEO of Star TV. Since 2009, Mr. Murdoch has served as a member of the Board of Directors of GlaxoSmithKline plc, the international pharmaceuticals company, and its Corporate Responsibility Committee. He is also on the Board of Directors of Yankee Global Enterprises, the Board of Trustees of the Harvard Lampoon and the Leadership Council of The Climate Group.

Mr. Murdoch’s qualifications for service on the Company’s Board include (i) broad international marketing and brand management experience; (ii) specific business experience in Asia, a growth market for the Company; (iii) online media expertise; and (iv) managing talent and creative businesses.

Allen Questrom

Mr. Questrom became a director of the Company in December 2004. Currently, Mr. Questrom is a Senior Advisor for Lee Equity Partners. From 2000 to December 2004, he was the Chairman and Chief Executive Officer of J.C. Penney Company. Between May 1999 and January 2001, Mr. Questrom served as Chairman of the Board of Barneys New York, Inc., a fashion retailer, and between May 1999 and September 2000, as Chief Executive Officer and President of that company. Previously, he was Chairman and Chief Executive Officer of Neiman Marcus and also served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (now Macy’s) from February 1990 through May 1997. Mr. Questrom served until 2010 as a director of Wal Mart Stores, Inc. and as non-executive Chairman of Deb Shops, Inc.

Mr. Questrom’s qualifications for service on the Company’s Board include (i) extensive marketing and retailing experience, as evidenced by his positions with well-known retailers including J.C. Penney and Barneys; (ii) service on a number of major public company boards; and (iii) significant financial skills with extensive audit committee experience.

William F. Ruprecht

Mr. Ruprecht became a director and the President and Chief Executive Officer of the Company in February 2000 and served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from February 1994 until February 2000. From 1992 to February 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s, Inc. In 2008, he became a Trustee of the University of Vermont and, from 2007 to 2009, Mr. Ruprecht served as a Trustee of The Historical Society of the Town of Greenwich, Connecticut.

Mr. Ruprecht’s qualifications for service on the Company’s Board include (i) over 30 years of experience in the art auction business; (ii) over ten year’s service as Chief Executive Officer of the Company; (iii) his strategic understanding of Sotheby’s clients and what drives their loyalty to the firm; and (iv) invaluable institutional memory resulting from his longtime service with the Company in many roles.

Marsha Simms

Ms. Simms served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement during 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring, and has over 30 years’ experience negotiating financings and restructurings for major corporations, including Sotheby’s. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She currently serves as the Content Officer for the Business Law Section of the American Bar Association and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, and a life trustee of WNET.ORG, New York’s public television station, where she chaired the audit committee and is a member of the audit, finance and education committees.

Ms. Simms’ qualifications for service on the Company’s Board include (i) substantial legal and financial skills; (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions; and (iii) governance background attained from service on non-profit boards and committees.

Michael I. Sovern

Mr. Sovern became a director and Chairman of the Board of the Company in February 2000 and is President Emeritus and the Chancellor Kent Professor of Law of Columbia University. Since 1960, he has been a professor of law at Columbia University and served as the President of Columbia University from 1980 until 1993. Mr. Sovern is a member of the Board of Directors of Comcast Corporation and served as a director of Sequa Corp. until December 2007. He also has served as the President of the Shubert Foundation since 1996 and is the Honorary Chairman of the Japan Society and the Chairman Emeritus of the American Academy in Rome.

Mr. Sovern’s qualifications for service on the Company’s Board include (i) financial and operating experience as the leader of a major research university; (ii) human resources experience as a result of acting as a labor arbitrator and related activities; (iii) his legal background; and (iv) business experience as a director of major public companies.

Donald M. Stewart

Mr. Stewart became a director of the Company in April 2003. He is Visiting Professor, Harris School of Public Policy of the University of Chicago and served as the President and Chief Executive Officer of The Chicago Community Trust from 2000 until July 2004 and as President of that organization until 2005. From 1999 to 2000, Mr. Stewart served as Senior Program Officer and Special Advisor to the President, Carnegie Corporation of New York and from 1987 to 1999, he was the President of The College Board, the association of high schools and colleges. He served as President and Chief Executive Officer of Spelman College from 1976 to 1987. Mr. Stewart is a former director of The New York Times Company, The Campbell Soup Company and The Principal Financial Group.

Mr. Stewart’s qualifications for service on the Company’s Board include (i) chief executive officer and senior management positions with a number of sizeable non-profit entities; (ii) service as a director of a number of high profile public companies; and (iii) his background as an art collector.

Robert S. Taubman

Mr. Taubman became a director of the Company in August 2000. He is Chairman, President and Chief Executive Officer of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and Chief Executive Officer in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its board of directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He serves as a director of the Real Estate Roundtable in Washington, D.C., as a trustee of the Urban Land Institute (ULI) and on the Board of Governors of

the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Business Leaders of Michigan. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves as a member of the Board of Directors of Beaumont Hospitals, a trustee of the Skillman Foundation, where he is Chairman of the Investment Committee, and a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments).

Mr. Taubman’s qualifications for service on the Company’s Board include (i) sitting Chief Executive Officer of a major public company, providing critical governance and compensation insight to the Board; (ii) service as a director of a major public domestic bank; and (iii) extensive knowledge of Sotheby’s history.

Diana L. Taylor

Ms. Taylor became a director of the Company in April 2007. In April 2007, she joined Wolfensohn & Co., an investment banking firm, as Managing Director. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham; Lehman Brothers and Donaldson Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She is a director of Citigroup and Brookfield Properties, Inc., a public real estate development company. In 2009, she also served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on several not-for-profit boards, including ACCION International, which she chairs, Dartmouth College, the New York Women’s Foundation, the Hudson River Park Trust, which she chairs, and the YMCA of Greater New York, among others. She is a member of the Council on Foreign Relations.

Ms. Taylor’s qualifications for service on the Company’s Board include (i) extensive investment banking experience; (ii) service as chief financial officer of a significant public utility; and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling

Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. Mr. Weibling currently serves as a board member of several companies in which Rally Capital has invested: Telecom Transport Management Inc., Telesphere Networks Ltd., and SinglePoint Communications, Inc. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Beginning in 1999, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling also serves on the board of Seattle Pacific University.

Mr. Weibling’s qualifications for service on the Company’s Board include (i) audit committee financial expert with extensive public accounting experience; (ii) service on and chairmanship of numerous audit committees of public and private companies; and (iii) financial and strategic experience as the managing director of a venture capital firm.

It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the Proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

MANAGEMENT

Executive Officers

Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company (including certain officers of certain principal subsidiaries and divisions) are listed below as well as biographical information for each person, unless that person has been nominated for a director position, in which case such executive officer’s biography is contained under the caption “Proposal 1—Election of Directors”:

Name	Age	Present Title
Susan Alexander	57	Executive Vice President and Worldwide Head of Human Resources
Kevin Ching	54	Chief Executive Officer, Sotheby’s Asia
Maarten ten Holder	40	Managing Director, Sotheby’s America’s
Gilbert L. Klemann, II	60	Executive Vice President, Worldwide General Counsel and Secretary
Patrick van Maris van Dijk	49	Managing Director, Sotheby’s Europe
Diana Phillips	64	Executive Vice President and Worldwide Director of Press and Corporate Affairs
William F. Ruprecht	55	President and Chief Executive Officer
William S. Sheridan	57	Executive Vice President and Chief Financial Officer
Dr. David Ulmer	54	Senior Vice President and Chief Technology and Strategy Officer
Bruno Vinciguerra	48	Executive Vice President and Chief Operating Officer
Robin G. Woodhead	59	Executive Vice President and Chairman, Sotheby’s International
Mitchell Zuckerman	64	Chairman, Sotheby’s Financial Services, Inc. and President Sotheby’s Ventures, LLC

Ms. Alexander was appointed Executive Vice President and Worldwide Head of Human Resources of the Company in October 2004. From January 1986 to October 2004, she served as Senior Vice President and Worldwide Head of Human Resources of the Company and has been employed by the Company since 1984.

Mr. Ching joined the Company as Chief Executive Officer, Sotheby’s Asia in July 2006 and became a director of Sotheby’s Hong Kong Limited in October 2006. From 1994 until 2006, he served as a board executive director and group legal counsel of Dickson Concepts (International) Limited, a Hong Kong public company, and was responsible for its legal affairs as well as general business development, with special responsibility for China.

Mr. ten Holder became Managing Director of Sotheby’s America’s in September 2007. He previously served as Deputy Managing Director of Sotheby’s North America from 2006 to September 2007 and as Deputy Managing Director of Sotheby’s Milan, Italy office between 2002 and 2006. Between 1996 and 2002, Mr. ten Holder held various positions with the Company’s European subsidiaries.

Mr. Klemann joined the Company in February 2008 as Executive Vice President, Worldwide General Counsel and Secretary. Prior to joining the Company, he served as Senior Vice President and General Counsel of Avon Products, Inc. from January 2001 until December 2007. During 2000, he was Of Counsel to the international law firm of Chadbourne & Parke LLP, and, from 1998 to 1999, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.), with responsibilities that included corporate development, legal and administrative functions. Between 1991 and 1997, Mr. Klemann served as the Senior Vice President and General Counsel of American

Brands, Inc. and previously was a partner in Chadbourne & Parke LLP, where he was a member of the Management Committee.

Mr. van Maris became Managing Director of Sotheby’s Europe in July 2008. Previously he was Deputy Managing Director of Sotheby’s Europe (from March 2008 to June 2008) and Head of Regional European Experts (from January 2006 to February 2008) and prior to that served as Managing Director of Sotheby’s in the Netherlands (2004 to 2005). Since 1989, Mr. van Maris has served in a number of different executive positions with Sotheby’s.

Ms. Phillips became an Executive Vice President of the Company in October 2004. She became Worldwide Director of Press and Corporate Affairs in 1988 and was promoted to Senior Vice President in 1990. She joined Sotheby’s in 1985 as Manager of Corporate Information for Sotheby’s North America. Prior to joining Sotheby’s, she was with Hill & Knowlton, the international public relations firm.

Mr. Sheridan has been Executive Vice President and Chief Financial Officer of the Company since February 2001, having served as Senior Vice President and Chief Financial Officer of the Company between November 1996 and February 2001. From 1987 until November 1996, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche LLP. Mr. Sheridan also serves as a director of Alliance One International, Inc.

Dr. Ulmer became Senior Vice President and Chief Technology and Strategy Officer of the Company in 2006, having previously served as Senior Vice President and Chief Technology Officer since January 2000. In September 2010, he also assumed the Chief Administration Officer role for the Company’s America’s region. He served as Senior Vice President of Information Technology from June 1997 until January 2000.

Mr. Vinciguerra, an Executive Vice President of the Company since January 2007, was appointed to the additional position of Chief Operating Officer of the Company in July 2008. He has served as Director of Global Business Development of the Company since February 2008. From January 2007 to February 2008, Mr. Vinciguerra was the Director of New Initiatives of the Company. He previously served as the General Manager of Dell Western Europe from 2003 to 2006 and as the General Manager of Dell Southern Europe from 2000 to 2003. From 1998 to 2000, Mr. Vinciguerra was Senior Vice President, Strategic Planning of The Walt Disney Company. From 1994 to 1997, he was a vice president and partner of Bain and Co., where he had been employed since 1986.

Mr. Woodhead has served as an Executive Vice President of the Company since 1998 and became Chairman, Sotheby’s International, in 2008, having served as Chief Executive of Sotheby’s International from 2006 to 2008. Since 2000, he has also served as a Director of the Company, a position from which he is retiring effective as of the Annual Meeting. Mr. Woodhead served as Chief Executive, Sotheby’s Asia (from 1999 to 2006), and as Chief Executive, Sotheby’s Europe (from 1998 to 2006). From 1992 until 1997, he was the Chief Executive of the London Commodity Exchange.

Mr. Zuckerman has been Chairman of Sotheby’s Financial Services, Inc. since 2007 and President of Sotheby’s Ventures, LLC since 1997. From 1988 to 2007, he was President of Sotheby’s Financial Services, Inc.

CORPORATE GOVERNANCE

Board of Directors Generally

Board of Directors Meetings and Attendance. The Board of Directors of the Company met five times during 2010. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Annual Meeting Attendance by Directors. With respect to the Annual Meeting, the Company expects all Board members to make every effort to attend but also recognizes that unavoidable scheduling conflicts and special individual circumstances need to be taken into account in applying this policy. All of the Board members standing for re-election at the Company’s 2010 Annual Meeting of Shareholders attended that meeting. Mr. Murdoch, who was first elected to the Board at that meeting, was unable to attend because of a pre-existing commitment.

Board Sessions of Non-Management Directors. As required by corporate governance rules of the New York Stock Exchange, Inc. (“NYSE”) on which the Company’s common stock is listed, the non-management directors of the Board of Directors meet at regularly scheduled executive sessions without management. The chairman of these sessions is Mr. Sovern, the Company’s Chairman of the Board.

Board Committees

Audit Committee

The primary purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function. The Audit Committee met four times during 2010. Its current members are Mr. Weibling (Chairman), Lord Blakenham, and Mr. Questrom.

The Company’s Board of Directors has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable rules of the Securities and Exchange Commission (“SEC”) and also has the requisite financial and accounting expertise required under NYSE rules.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

Generally. The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its prime responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. The Compensation Committee operates under a charter that conforms to applicable NYSE rules. The Compensation Committee met eight times during 2010. Its current members are Mr. Taubman (Chairman), Mr. Angelo, Mr. Murdoch and Ms. Taylor.

Determination of Named Executive Officer Compensation. In addition to the Compensation Committee, the Company’s President and Chief Executive Officer, William F. Ruprecht, plays a role in recommending and determining the compensation of senior executives, including that of the other Named Executive Officers in this proxy statement. In addition, the Company’s Executive Vice President and Worldwide Head of Human Resources, Susan Alexander, makes recommendations regarding senior executive compensation as requested by the Compensation Committee. See “Compensation Discussion and Analysis” below for further information regarding this process.

Use of Outside Compensation Consultants. Since 2007, the Compensation Committee has retained the independent compensation consulting firm, Semler Brossy Consulting Group, LLC, or Semler, as its primary independent advisor. Initially, Semler was retained to analyze the Company’s incentive compensation programs and to recommend structural changes to these programs based on its analysis.

In 2007, Semler designed a contemporary incentive program for the Company’s executives with an increased emphasis on variable pay and in 2009, Semler advised the committee on the design of a Performance Share Unit program for senior executives. See “Compensation Discussion and Analysis” below for detailed information regarding these programs.

In 2010, Semler’s work focused on advising the Compensation Committee regarding Mr. Ruprecht’s new employment arrangement with the Company. See “Compensation Discussion and Analysis” below for a description of Semler’s role in advising the Committee in setting Mr. Ruprecht’s new compensation package, including an analysis of executive compensation practices at other companies.

From time to time, other compensation consultants also provide advice to the committee, which may include providing a second opinion or assisting with special projects.

Compensation Policies and Programs Risk. The Compensation Committee has conducted an analysis of each the elements of the Company’s compensation policies and programs and has concluded that none of these is likely to have a material adverse effect on the Company. In making this determination, the committee took into account various processes in place that serve to mitigate any risk that may be inherent in its compensation practices.

Executive Committee

The Executive Committee considers and takes certain corporate action in between regularly scheduled meetings of the Board of Directors. Frequently, the committee takes action pursuant to internal Company corporate governance rules to approve significant loan and auction consignment transactions. The committee did not hold any meetings during 2010. However, after briefing by senior management and informal discussion among committee members as appropriate, the committee acted by unanimous written consent seven times during 2010. Its current members are Mr. Sovern (Chairman), the Duke of Devonshire and Mr. Ruprecht.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the Board candidate nomination process and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. This committee also administers and has the power to modify the Company’s Related Party Transactions Policy. The Nominating and Corporate Governance Committee operates under a charter that conforms to applicable SEC and NYSE rules. The committee met four times during 2010. Its current members are Mr. Sovern (Chairman), Mr. Murdoch, Mr. Questrom, Mr. Stewart and Ms. Taylor.

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board. The committee may retain a search firm to assist it in identifying qualified director candidates. In 2010, on the recommendation of the committee, the Board decided to expand the size of the Board from eleven directors to twelve and add Mr. Murdoch as a nominee for election to the Board. Mr. Murdoch had been introduced to the committee by director John M. Angelo. In March 2011, Mr. Woodhead elected not to stand for re-election to the Board. On the recommendation of the committee, the Board in March 2011 decided to expand the size of the Board from twelve to thirteen, resulting in the availability of two Board positions after factoring in the impending retirement of Mr. Woodhead as a director. To fill these positions, the committee has nominated Mr. Meyer and Ms. Simms as Board candidates. Mr. Meyer was identified as a possible candidate by Mr. Ruprecht, and Ms. Simms was recommended to the committee as a result of senior management’s familiarity with her as legal counsel to the Company for corporate financing transactions over many years. Members of the committee met Mr. Meyer and Ms. Simms in evaluating their candidacies, and their candidacies were discussed with members of the Board prior to the recommendation of the committee and action by the Board.

In making determinations with respect to director nominees, the Nominating Committee considers the experience, qualifications, attributes or skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development or marketing experience

The committee will consider shareholder nominations of appropriate candidates for director in accordance with the attributes outlined above. See “Procedures for Director Nominations by Shareholders” below. The committee will evaluate such candidates as it does candidates identified by other means.

Board Diversity

While the Company does not have a formal board policy regarding Board diversity, the Company’s Corporate Governance Guidelines provide that the Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies and banking relationships, and (ii) the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The committee met twice during 2010. Its current members are: Mr. Weibling (Chairman), Mr. Angelo, Mr. Ruprecht, Mr. Taubman, Ms. Taylor, Mr. Sovern, and Mr. Stewart.

Board Leadership

Since becoming a public company in the United States in 1988, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Company believes that having a Chairman independent from management is in the best interest of shareholders.

Board Role in Risk Management Oversight

General Procedures

The Board carries out its role in the oversight of risk directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance Department, from management and from outside financial advisors. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee oversees the Company’s financial reporting process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls and adherence to the Company’s Code of Business Conduct and Ethics.

•	The Finance Committee oversees the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity approves certain transactions, particularly as they relate to art financing and auction consignment matters, under the Company’s internal corporate governance guidelines (see below).

•

The Nominating and Corporate Governance Committee considers the adequacy of the Company’s governance structures and reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available on the Company’s website at http://www.sothebys.com/about/investorrelation/corpGovernance.html.

The Board has also addressed risk through the adoption of corporate policies. For many years, the Company has had an internal corporate governance policy adopted by the Board that addresses the delegation of authority within the Sotheby’s organization. The policy addresses all aspects of the Company’s business and establishes the level of approval required for sales activities, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation related matters. The Board has also adopted a Code of Business Conduct and Ethics and a Related Party Transactions Policy that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

New Enterprise Risk Management Initiative

In early 2011, Company senior management proposed, and the Board approved, the establishment of a Risk Steering Committee and Risk Operating Committee comprised of senior Company executives. These committees will assist the Board in carrying out the risk management procedures described above. In addition, these committees will: (i) develop a definition of risk, which will ultimately be ratified by the Board, to ensure a common definition of risk and risk tolerance, (ii) monitor emerging risks, (iii) monitor mitigating activities associated with the Company’s most significant risks and (iv) report to the Board and Audit Committee according to an established reporting schedule. The Risk Steering Committee will meet quarterly and focus on the most significant risk issues that arise while the Risk Operating Committee will meet more frequently, engaging in detailed risk monitoring and mitigation at the operating level.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee during 2010 were: Mr. Angelo, Mr. Murdoch (since May 2010), Mr. Taubman, and Ms. Taylor. None of the members of the Compensation Committee during 2010 had any of the relationships requiring disclosure under this caption nor did any Company executive officer have any of the relationships requiring disclosure under this caption.

Director Independence and Governance Guidelines

Generally. NYSE corporate governance rules require, among other things, that the Board of Directors determine that a majority of a company’s directors are “independent” under those rules. To determine whether a particular director is independent, the Board has examined the various relationships of each director to the Company as required by NYSE rules.

Categorical Standards. As permitted by these rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent:

1. The director has received, or an immediate family member has received, during any twelve month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2. The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less that $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3. The Company has made a contribution to a tax exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4. During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person, and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5. During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

For purposes of the foregoing standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions in these standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated will not be deemed to be “immediate family members.”

Board of Directors Independence Determinations. Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board of Directors has determined that all directors and director nominees other than the Duke of Devonshire, Mr. Ruprecht and Mr. Woodhead meet these categorical standards and are independent under NYSE rules. While for 2010 the Duke of Devonshire’s annual consulting fee of $93,779 was less than $120,000, the NYSE threshold for disqualification from being deemed independent, this NYSE standard also requires that his fee be below that amount for each of the three preceding years, which was not the case for 2008. In addition, the Board considered the following relationships in determining that the Duke is not independent: a subsidiary of the Company has paid Chatsworth House Trust, of which the Duke is a director, approximately £162,000 ($250,417) for a selling exhibition held at Chatsworth in 2010; an approximately £14,473 ($22,372) catering fee was paid in 2010 by a Company subsidiary to the Trustees of the Chatsworth Settlement, of which the Duke is a beneficiary; and a facility fee of 3,000 Euros ($3,496) during 2010 was paid by a Company subsidiary to Lismore Castle Arts, of which the Duke is a 49% partner. See “Certain Relationships and Related Party Transactions” below. Mr. Ruprecht and Mr. Woodhead are not independent as each is an executive officer of the Company.

Board Committee Independence Determinations. The Board of Directors has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under NYSE rules.

Corporate Governance Guidelines

As required by NYSE rules, the Company has adopted Corporate Governance Guidelines concerning board sessions without management, director education and other matters.

Ethical Conduct

For many years, the Company has had compliance policies applicable to all employees. These cover such issues as ethical conduct, conflicts of interest and related party transactions, maintenance of confidentiality of Company and client information, and compliance with laws, including specific policies regarding observing export/import, money laundering, data protection and antitrust laws. The Company has an international Compliance Department led by a Worldwide Director of Compliance with responsibility for regularly providing Compliance Policy training to all employees, auditing compliance with the Compliance Policies and assisting the Company and its employees in interpreting and enforcing the Compliance Policies. To comply with NYSE rules regarding ethical conduct, the Company has incorporated many of these policies in its Code of Business Conduct and Ethics (the “Code”), which is applicable to the Company’s directors, officers and employees.

A copy of the Code is available on the Company’s website, www.sothebys.com.

With respect to any amendment or waiver affecting or granted to its Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain other senior financial officers, the Company has chosen to post those amendments and waivers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2010.

In addition, the Board has adopted a Related Party Transactions Policy to provide a more focused procedure for evaluating potential and existing Company transactions with affiliates such as directors and executive officers. See “Certain Relationships and Related Transactions-Related Party Transactions Policy” below.

Procedures for Director Nominations by Shareholders

A shareholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s By-Laws, which requires information regarding the recommending shareholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2012 Annual Meeting of Shareholders, the Secretary must receive the required submission no earlier than February 3, 2012 and no later than March 6, 2012. These time periods are subject to modification if the 2012 annual meeting occurs more than 30 days before or more than 60 days after May 5, 2012 as provided in Section 1.l3 of the Company’s By-Laws.

Availability of Corporate Governance Documents

Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company’s categorical standards for director independence are available on the Company’s website at:

http://www.sothebys.com/about/investorrelation/corpGovernance.html.

In addition, shareholders may obtain a copy of any of these documents by writing to the Company’s Investor Relations Department at 1334 York Avenue, New York, New York 10021.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the Chairman of the Board and the non-management directors, individually or as a group, by sending written communication to the directors c/o the Company’s Worldwide General Counsel, 1334 York Avenue, New York, New York 10021. All such communications will be reviewed by the Worldwide General Counsel, or his designee, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are solicitations or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Worldwide General Counsel or his designee. The Worldwide General Counsel shall maintain copies of all such communications received and forwarded to the Board of Directors and shall report to the Board on the number and nature of communications not forwarded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of March 11, 2011, the most recent practicable date for the calculation of the ownership table, which is also the record date, by:

•	Each director and director nominee of the Company

•	Each Named Executive Officer of the Company

•	All executive officers and directors of the Company as a group

•	Each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

In preparing the table, the Company has relied upon information supplied by such persons and upon information contained in SEC filings.

Under applicable rules of the Securities Exchange Act of 1934 (the “Exchange Act”), a person beneficially owns shares of common stock if that person directly or indirectly has or shares voting power or investment power with respect to those shares. “Investment power” is the right to sell or otherwise transfer shares of common stock. Except as indicated in the footnotes to the table, the individuals and entities named in the table have sole voting and investment power with respect to all shares of common stock that they own beneficially.

Under applicable Exchange Act rules, a person also beneficially owns shares that the person has the right to acquire within sixty (60) days of the date set for determining that person’s share ownership in a corporation, or the record date. For example, if an individual owns options to acquire 1,000 shares of common stock and those options are or would be exercisable on or before May 11, 2011, that individual is the beneficial owner of 1,000 shares of common stock as of March 11, 2011, the record date.

The Company grants stock options to its NEOs and other participants under its 1997 Stock Option Plan (as amended, the “Stock Option Plan”).

Each recipient of unvested shares of common stock (“Restricted Stock”) that are issued to NEOs and other participants under the Company’s Amended and Restated Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”), has the right to vote those shares but not to transfer them. Because of this voting power, the recipient is deemed to beneficially own the unvested Restricted Stock.

The Company also grants Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) to its Named Executive Officers and other participants in the Restricted Stock Unit Plan. Each RSU or PSU represents a right to receive one share of common stock upon the lapse of a restriction, which includes continued employment over a period of time and, in the case of PSUs, also includes performance vesting criteria. Unlike shares of Restricted Stock, RSUs and PSUs do not carry voting rights with respect to the shares of common stock that may be received. However, like Restricted Stock, RSUs and PSUs may not be transferred. Because the owner of an RSU or PSU does not have voting or transfer power, the owner is not considered to beneficially own the share of common stock underlying an RSU or a PSU. For this reason, the beneficial ownership figure in the table below for each NEO does not include the individual’s ownership of RSUs and PSUs. However, for informational purposes, the footnotes to those figures provide the number of RSUs, PSUs and unvested Stock Options held by that NEO.

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
John M. Angelo	409,498	(1)	*
Angelo, Gordon & Co 245 Park Avenue New York, NY 10167
BlackRock Inc.	4,796,135		7.15%
40 East 52nd Street New York, NY 10022

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
Michael Blakenham	33,473	(2)	*
1 St. Leonard’s Studios Smith Street London SW3 4EN England
Kevin Ching	28,615	(3)	*
Sotheby’s Suite 3101-6 One Pacific Place 88 Queensway Hong Kong
Duke of Devonshire	44,173	(4)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England
Daniel Meyer	0
Union Square Hospitality Group 24 Union Square East New York, New York 10003
James Murdoch	1,967	(5)	*
News Corporation 1 Virginia Street London E98 1EX England
Allen Questrom	13,656	(6)	*
Sotheby’s 1334 York Avenue New York, New York 10021
William F. Ruprecht	289,326	(7)	*
Sotheby’s 1334 York Avenue New York, New York 10021
William S. Sheridan	29,863	(8)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Marsha Simms	0		*
Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Michael I. Sovern	20,636		*
Sotheby’s 1334 York Avenue New York, New York 10021
Donald M. Stewart	18,845	(9)	*
The Harris School of Public Policy The University of Chicago 1155 East 60th Street, Room 150 Chicago, Illinois 60637
Robert S. Taubman	39,920	(10)	*
200 East Long Lake Road Bloomfield Hills, Michigan 48304
Diana L. Taylor	10,498	(11)	*
Wolfensohn & Co. 1350 Avenue of the Americas, 29th Floor New York, New York 10019
The Vanguard Group, Inc.	3,367,074		5.02%
100 Vanguard Blvd. Malvern, PA 19355

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
Bruno Vinciguerra	25,023	(12)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Dennis M. Weibling	35,657	(13)	*
Rally Capital, LLC 2365 Carillon Point Kirkland, Washington 98033
Robin Woodhead	44,492	(14)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England Directors and Executive Officers as a Group	1,104,159		1.62%

*	Represents less than 1%.

(1)

Consists of 375,000 shares of common stock owned by Mr. Angelo as well as 9,236 deferred stock units (“Deferred Stock Units”) and 261.83 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to the Deferred Stock Units owned by him; and 25,000 shares of common stock owned by his wife.

(2)

Consists of 3,305 shares of common stock owned by Lord Blakenham as well as 28,220 Deferred Stock Units and 1,948.30 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(3)	Consists of 26,616 shares of common stock owned by Mr. Ching and 1,999 shares of unvested Restricted Stock. Excludes 6,032 RSUs and 23,204 PSUs.

(4)

Consists of 14,005 shares of common stock owned by the Duke of Devonshire as well as 28,220 Deferred Stock Units and 1,948.30 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(5)	Consists of 1,963 Deferred Stock Units and 4.05 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Murdoch.

(6)	Consists of 13,065 Deferred Stock Units and 591.01 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Questrom.

(7)

Consists of 271,509 shares of common stock owned by Mr. Ruprecht (includes 24,875 PSUs vesting on March 15, 2011 and 120,000 shares of Restricted Stock vesting on March 31, 2011) and 17,817 shares of unvested Restricted Stock. Excludes 84,440 RSUs and 175,291 PSUs.

(8)	Consists of 29,863 shares of common stock owned by Mr. Sheridan (includes 10,000 PSUs vesting on March 15, 2011). Excludes 12,063 RSUs, 46,580 PSUs and 52,500 unvested Stock Options.

(9)	Consists of 1,000 shares of common stock owned by Mr. Stewart as well as 16,920 Deferred Stock Units and 925.39 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(10)

Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 23,135 Deferred Stock Units and 1,464.47 Dividend Equivalent Rights owned by him; 1,500 shares of common stock for which he is the custodian for the benefit of his three minor children; and 1,000 shares of common stock, which his wife owns.

(11)	Consists of 1,000 shares of common stock owned by Ms. Taylor as well as 9,236 Deferred Stock Units and 261.83 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by her.

(12)	Consists of 23,403 shares of common stock owned by Mr. Vinciguerra and 1,620 shares of unvested Restricted Stock Excludes 42,974 RSUs, 35,909 PSUs and 33,750 unvested Stock Options.

(13)

Consists of 10,303 Deferred Stock Units and 353.66 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling, as well as 15,000 shares held in an IRA and 10,000 shares of common stock owned by Eagles Wings LLC, which are pledged in connection with margin account agreements and over which Mr. Weibling has sole voting and dispositive power as managing member.

(14)	Consists of 44,492 shares of common stock owned by Mr. Woodhead (includes 7,250 PSUs vesting on March 15, 2011). Excludes 11,310 RSUs, 28,856 PSUs and 50,000 unvested Stock Options.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s named executive officers or NEOs (consisting of the Company’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and its three other most highly compensated executive officers).

The Company’s current NEOs are:

William F. Ruprecht	—	President & Chief Executive Officer (“CEO”)
William S. Sheridan	—	Executive Vice President & Chief Financial Officer (“CFO”)
Bruno Vinciguerra	—	Executive Vice President & Chief Operating Officer (“COO”)
Kevin Ching	—	Chief Executive Officer, Sotheby’s Asia
Robin Woodhead	—	Executive Vice President & Chairman, Sotheby’s International

This CD&A is organized into the following sections:

•	Executive Summary

•	Objectives Relating to NEO Compensation

•	Elements of NEO Compensation and the Decision-Making Process

•	Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

Executive Summary

Sotheby’s 2010 financial performance was very strong, with substantial revenue and earnings increases over 2009, and the second highest earnings in Company history. These results, achieved in an economy which has strengthened but still faces some challenges, reflect disciplined operational management and strong execution of the client focused strategy in 2010.

2009

Entering 2009, Sotheby’s faced a sustained worldwide economic downturn and a severely depressed international art market. The Company reacted quickly to challenging conditions, implementing initiatives to improve revenue margins, along with a comprehensive cost reduction program which included the following specific measures which directly affected NEO pay:

•	Base salary reductions

•	Reduction in the U.S. 401(k) Company matching contribution

•	One or two week unpaid furloughs

2010

The Company’s 2010 financial performance demonstrated the effectiveness of strategic actions taken in 2009. The Company was well positioned to capitalize on the economic upturn and art market recovery that began in the fourth quarter of 2009 and continued throughout 2010. Earnings improved from a net loss of ($6.5) million in 2009 to net income of $161 million in 2010, on revenue growth of 60%. This improvement was achieved via a focused approach to cost discipline and margin management. Moreover, these results were accomplished with a fundamentally lower risk profile than in prior years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements. By contrast, in 2007, a year of similarly outstanding financial results, the Company had significant guarantee risk exposure. But in 2010, the Company was highly selective in its use of auction guarantees and issued such guarantees only when protected by risk sharing arrangements which very significantly reduced its financial exposure to guarantees.

Pay and Performance

Consistent with Sotheby’s pay for performance philosophy, executive pay was reduced when performance declined in 2009 as described above, and reflects an increase in respect to 2010 in connection with strong performance. This alignment was further strengthened by the introduction of Performance Share Units, (PSUs) as the primary form of equity for senior executives beginning with the 2010 equity grant. PSU vesting is contingent upon meeting time and performance vesting criteria, thus strengthening alignment with shareholders, rewarding sustained value creation, and aligning cost with affordability.

CEO Employment Agreement

Mr. Ruprecht’s strong leadership has been an important element of the Company’s success in both good and tough environments over the last ten years. To this end, The Company entered into a new employment agreement with Mr. Ruprecht in 2010 to secure his services for an additional four years. The new agreement is intended to align Mr. Ruprecht’s interests with shareholders and includes:

•	An annual PSU equity award, with vesting contingent upon the attainment of service and Company performance goals

•	Reduction in perquisites

•	Elimination of a change in control excise tax reimbursement and associated gross up provision

•	Elimination of all other tax gross-up provisions

•	Elimination of a payment in connection with contract non-renewal

Objectives Relating to NEO Compensation

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and longer-term incentive equity awards), retirement benefits, and certain other benefits as outlined below. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique global business of fine art auctioneer, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company shareholders. It is the intent of the Compensation Committee of the Board of Directors (Committee) to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking. See discussion under Corporate Governance; Board Committees; Compensation Committee—Compensation Policies and Programs Risk, above.

The Committee identified the following key objectives for the NEO compensation program for 2010, which are substantially the same as those that were applicable in 2009:

•	Market-Based Pay

The Committee believes that NEO compensation should be generally consistent with pay practices at comparable companies, in order to attract and retain top management talent. However, this approach is relatively difficult for Sotheby’s. Sotheby’s is a unique public company with no directly comparable public peers. Although some level of comparison to other companies is helpful, recognizing the unique nature of Sotheby’s business is also essential. As a result, the Committee considers pay practices and awards at other public companies to be an imprecise, but still helpful, “market check”, without relying on them as formal benchmarks. Consequently, a review of market pay and practices is performed from time to time on a case-by-case basis, as the Committee deems necessary (for more detail see Pay Practices section below).

•	Pay Variable with Performance

NEOs should have an incentive to exceed annual individual and company performance goals, but also be motivated to work for the long-term success of the business. To this end, Sotheby’s has increased its emphasis on variable pay for both the near and the longer-term, basing a greater proportion of total compensation on the achievement of individual and company results both annually and over the longer term.

In 2007, the Committee retained the independent compensation consultant Semler Brossy Consulting Group, LLC (Semler), to design a contemporary incentive program for the Company’s executives, incorporating both short-term and long-term incentives, that emphasizes variable pay. The measures developed to fund and deliver performance-based pay apply to NEOs as well as other executives.

In 2008, based on Semler’s recommendation, the Committee increased its focus on individual performance relative to Company-wide results for individual incentive award determination and then, in early 2010, further increased its emphasis on variable pay for performance by creating a new performance- based equity compensation program. The equity program shifted from awards of service vesting restricted stock units (RSUs) to performance-based equity awards in the form of performance share units (PSUs). PSUs require achievement of both performance and service criteria for vesting. (For more detail regarding the PSU program please see the Performance Shares section below.)

By increasing variable pay as a percentage of total compensation, Sotheby’s can better align executive compensation with value delivered to its shareholders. This design limits fixed costs and also results in higher pay occurring in periods when merited by improved performance, contributing to fiscal stability for the Company. This approach is especially important because of the cyclical nature of the global art market.

•	Alignment of Executives and Shareholders

Sotheby’s has historically granted service-vested restricted stock (RSUs) to align executives with shareholders through share price movement, as well as the occasional award of stock options to very senior executives. The shift from RSUs to performance-based equity awards (PSUs) as the primary form of equity further strengthens the alignment of interests between executives and shareholders.

•	Retentive Features of Incentive Pay Programs

Sotheby’s incentive programs promote retention of high performing executives. A mix of compensation opportunities that includes performance-based short and long term incentives tied to measurable results as well as requiring a period of service as a condition to vesting is important to motivate, reward and retain executive talent. The specialized nature of Sotheby’s business and the challenge of attracting appropriate executives with the requisite skills increase the importance of retention.

•	Affordability of Compensation

The Committee has worked with Semler to identify the most appropriate financial metrics to ensure that total compensation does not exceed what the Company can reasonably afford. Sotheby’s regularly measures its total compensation for all employees against a variety of financial metrics, including Company revenues, net income, and earnings before interest, taxes, depreciation and amortization (“EBITDA”). These metrics are used to determine the size of the annual incentive compensation pool. (For a discussion of how the Company calculates EBITDA, see “Supplemental Financial Information” at the end of this Proxy Statement.)

The above objectives are not necessarily weighted equally, although the Committee has increasingly emphasized pay-for-performance as a guiding principle. Individual awards are determined through a review of individual performance against the entirety of these objectives, as discussed under Individual NEO Performance Assessments—Annual Incentive Cash and Equity Awards under the Incentive Program below. The Committee continues to review its philosophy and believes it is important for this philosophy to evolve as a part of good governance practice to reflect the development of the Company’s business over time.

Elements of NEO Compensation and the Decision-Making Process

Sotheby’s compensation package for NEOs consists of six basic elements outlined in the following table. These elements are based on our compensation objectives described in the previous section, but each has its own purpose. Many of the programs in which the NEOs participate are also open to a broader range of employees.

Element	Purpose	Description
Base Salary	Provide base-line compensation reflecting job responsibilities and experience	Fixed portion of total pay
Annual Performance-Based Bonus	Reward individual performance and create alignment with business strategy and operating performance	Cash award
Long-Term Incentives	Drive long-term strategic focus and provide opportunities for ownership and financial rewards to promote decision making consistent with the goals of the Company and shareholders	PSUs and Stock Options generally with 4 year vesting
Broad-Based Benefits	Offer health program and other coverage to support well-being and healthy lifestyles	Contribution to medical, dental and vision coverage; life, short-term and long-term disability and accident insurance; paid vacation
Retirement Benefits	Support retirement savings	Company contributions to applicable U.S. 401(k) plan, Hong Kong Provident Scheme, United Kingdom Pension Plan and supplemental U.S. Deferred Compensation Plan.
Perquisites	Provide comprehensive and competitive pay packages	Payments for car allowances; club membership dues; financial planning services; and executive life insurance premiums

Mix of Compensation Elements

The Committee works with management to create an effective mix of compensation elements and potential outcomes for the NEOs. The compensation mix is intended to support our pay-for-performance philosophy and achievement of our key objectives for compensation as outlined below:

•

Fixed vs. Variable Compensation: 87% of the value of the CEO’s targeted compensation package, and approximately 50% of the targeted compensation package for the other NEOs, is performance contingent and only earned when our executives or the Company are successful in ways that support shareholder interests. Targeted compensation consists of each NEO’s base salary, annual incentive cash target and long-term equity incentive target.

•	Short vs. Long-Term Focus: compensation elements for the NEOs focus on the objectives in our strategic plan and create a balance between more immediate and longer-term goals.

•

Cash vs. Non-Cash: the forms of payment to our NEOs vary by type of compensation and are intended to create a well balanced overall compensation package with a mixture of cash, equity and other benefits.

The following table summarizes how each compensation element delivers on the characteristics outlined above. While we do not establish targeted ratios for each characteristic, we do monitor the balance between them on a regular basis.

Element	Fixed vs. Variable Compensation	Short- vs. Long- Term Focus	Cash vs. Non-Cash
Base Salary	Fixed: increases are based on level of responsibility, experience and individual performance	Short-term	Cash
Annual Performance- Based Bonus	Variable: bonus payments can vary widely from year to year based on Company and individual performance	Short-Term	Cash
Long-Term Incentives	Variable: value of PSUs and Stock Options can vary widely based on Company and stock price performance	Long-Term	Non-Cash
Broad-Based Benefits	Fixed: benefits provide a value that can increase based on usage	Short-Term and Long- Term	Cash and Non-Cash
Retirement Benefits

Variable: some variation in value based on Company performance (profit sharing) and individual performance (annual performance-based bonus matching contribution for broad-based U.S. 401(k) plan and top-hat U.S. Deferred Compensation Plan)

		Long-Term	Cash
Perquisites	Fixed	Short-Term	Cash and Non-Cash

Base Salary

Each NEO receives a base salary to provide predictable income to the executive. The Committee sets NEO base salaries based on levels of responsibility and historical individual performance as well as expected future potential, all of which have subjective aspects, as well as market data for similar positions (for more detail see Pay Practices section below).

At Mr. Ruprecht’s request, an amendment was made to his 2006 employment agreement effective April 1, 2009 to reduce his base salary rate by $100,000 in support of the Company’s cost reduction program initiated in late 2008.

The remaining NEO’s, Messrs. Sheridan, Vinciguerra, Ching and Woodhead (each of whom has a severance or service agreement with the Company permitting the executive to terminate employment in the event of a material diminution of pay), and other senior executives also agreed to voluntary annual base salary reductions effective May 1, 2009 by amending their agreements accordingly (see Employment Agreements and Change in Control Payments section below).

The NEO salary reductions were initially intended to be reviewed after a twelve month period; however, the Committee decided that due to positive results in the fourth quarter of 2009 and an encouraging start to 2010, it was appropriate to reinstate the NEOs salaries after a ten month reduction. Accordingly, Mr. Ruprecht’s full salary was reinstated on February 1, 2010 and Messrs. Ching, Sheridan, and Vinciguerra’s full salaries were reinstated on March 1, 2010. Due to changes in Mr. Woodhead’s role and responsibilities, his salary remained at the reduced amount.

The following table shows the NEO salary reductions:

2009 & 2010 NEO Salary Reductions

	Base Salary Paid		2010 Impact of Salary Reduction	2010 & 2009 Impact of Salary Reduction*
	2009*	2010
William F. Ruprecht	$613,462	$691,667	$8,333	$94,871
Kevin Ching	$590,855	$632,800	$10,725	$63,396
William S. Sheridan	$549,615	$590,000	$10,000	$60,385
Bruno Vinciguerra	$503,814	$540,833	$9,167	$55,353
Robin Woodhead	$402,081	$386,450	$77,290	$138,949

*	Also reflects impact of 2009 unpaid furloughs

For further discussion of NEO employment arrangement amendments, see “Employment Agreements and Change in Control Payments” below.

Annual Incentive Compensation Program

In 2008, the Committee implemented a new annual incentive program (Incentive Program) to better align Company performance and individual contributions.

The Incentive Program provides the Committee with a quantitative framework for establishing the annual incentive compensation pool to fund cash bonuses and equity awards to NEOs and to all other employees at year-end. The ultimate size of the incentive compensation pool falls within a pre-established percentage range of the Company’s EBITDA. The Committee uses its subjective judgment to determine where within the range to establish the actual pool by considering various qualitative factors, such as how well management drove and optimized results in the overall market and economic environment during the year, as well as achievement of specific elements of the Company’s confidential multi-year strategic and operating plans. The incentive pool may be further adjusted by the Committee, upward or downward within a pre-determined percentage range, based on a number of additional qualitative factors, such as leadership in furthering the mandate to develop a more client-focused culture, consistent with the Company’s strategic focus. The Committee then reviews the overall Company compensation-to-revenue ratio against a range previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year.

Sotheby’s does not disclose the specific details of the EBITDA and compensation-to-revenue measures. The Committee believes that such disclosure would result in significant competitive harm to the Company. While Sotheby’s competes with many dealers and auctioneers worldwide, it fiercely competes daily for clients and for global market share with only one principal international competitor, Christie’s. This competition extends to recruitment of the art specialists, client relationship managers and other executives who form the backbone of our business. Our principal competitor is a private company and is not subject to public company disclosure obligations.

Further, Sotheby’s does not provide specific guidance to investors regarding earnings, EBITDA or revenues. Providing detail regarding the percentage of EBITDA allocated to the annual incentive compensation pool, the subjective factors used by the Compensation Committee to adjust the size of the pool, or the compensation-to-revenue measure, would provide our principal competitor and others with valuable information about our business strategy, even when provided on an historical basis, as past results are predictive of the future. For example, this detail would enable our competitor to understand how we allocate resources to compensation versus other corporate purposes. It could provide valuable insight into our strategic plan and tactical competitive actions. It might also enable our principal competitor to design compensation programs that might entice our executives to leave for what are perceived to be more lucrative pay opportunities.

A degree of difficulty assessment is inapplicable to establishment of the EBITDA allocation range, as there is no achievement associated with the mere existence of this range. At the Committee’s discretion, the pool available for incentive compensation is a percentage of whatever EBITDA the Company achieves in a given year. Where that percentage lies within the pre-established range is based on the qualitative and subjective criteria discussed above, as determined by the Committee. To the extent that the Committee considers specific elements of the Company’s strategic and operating plans, it does so qualitatively rather than quantitatively. Similarly, the revenue to compensation measure is not an achievement as such, but rather serves to assist the Committee in determining whether the level of incentive compensation is appropriate. It is possible to assess the degree of difficulty in respect to individual NEO target achievement, as discussed under the Individual NEO Performance Assessments and Degree of Difficulty of 2011 Performance Targets sections below.

Establishment of NEO Goals

Under the Incentive Program, NEOs have individual cash and equity target bonus opportunities set at the beginning of the year. However, the actual awards received, if any, are subjectively determined by the Committee at its discretion (as described below in the Individual NEO Performance Assessment and Incentive Compensation section) rather than by a specific formula tied to achievement of the target amounts. At the beginning of each year, NEOs participate in establishing personal financial and non-financial goals for the upcoming year; goals for Messrs. Sheridan, Vinciguerra, and Woodhead are agreed with and approved by the CEO, who is their direct supervisor; goals for Mr. Ching are agreed with his supervisor, Mr. Vinciguerra, the COO, and are approved by the CEO. The CEO’s goals are approved by the Committee. Disclosure of these goals—whether for prior or future periods—would reveal key aspects of the Company’s internal strategic business plan, resulting in serious competitive harm to the Company.

NEOs may establish goals in categories relating to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff. In 2010, individual goals for Messrs. Ruprecht, Vinciguerra, Sheridan and Ching included specific confidential financial targets. For all of the NEOs, individual goals included other non-financial objectives relating to the categories referenced above that, if disclosed, would also be competitively harmful to the Company.

Achievement of the objectives and initiatives outlined in Sotheby’s confidential annual operating plan is itself a performance goal that is shared collectively by all members of senior management. It is not, however, used as a formulaic measure in determining individual NEO pay. Operating plan objectives consist of goals related to auction sales turnover, revenue margins, cost containment and profitability growth.

Individual NEO Performance Assessments—Annual Incentive Cash and Equity Awards under the Incentive Program

At year end, the CEO (and NEO’s supervisor if applicable) assess whether the agreed goals have been achieved, along with the NEO’s additional accomplishments and contributions in addressing unanticipated challenges and opportunities throughout the year. For the CEO, the Committee performs this assessment.

The CEO and Executive Vice President of Human Resources prepare a written report concerning each NEO’s performance and recommended incentive awards, which is submitted to the Committee for review. These reports also include confidential assessments of each NEO’s performance against the Company’s confidential multi-year strategic initiatives.

The Committee discusses each NEO’s performance, asking questions of the CEO and Executive Vice President of Human Resources when necessary. Along with overall Company financial performance, the Committee uses the NEO performance reviews to guide its determination of individual NEO incentive compensation awards. In addition, Mr. Ruprecht provided his annual performance self assessment to the Committee, which also assisted the Committee in evaluating his performance.

In determining the incentive compensation for each NEO, the Committee considers financial, operational, strategic, and individual performance, amongst other factors, with the Committee ultimately using its subjective judgment to determine the amount of the award, if any. The amount and type of incentive compensation paid to each NEO is not derived formulaically.

As a result of the Company’s strong financial performance and increased profitability in 2010, the incentive compensation pool was substantially increased. In addition to the financial achievements, the

NEOs were successful in achieving individual goals relating to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff, some of which are summarized below in the discussion of the elements of individual performance considered by the Compensation Committee in making awards to each NEO:

William F. Ruprecht

Mr. Ruprecht led the Company to the second most profitable year in Sotheby’s history, with operating income virtually at the 2007 level, the all-time high year. This represents a dramatic improvement in comparison to 2009, when Sotheby’s reported a net loss. These results were accomplished on nearly a $1 billion lower level of auction sales as compared to 2007, underlining the focused approach to cost discipline and margin management over the last two years. Moreover, these outstanding results were accomplished with a fundamentally lower risk profile than in prior years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements. Additionally, Mr. Ruprecht made substantial achievements with respect to his individual non-financial performance goals, such as key strategic client initiatives relating to communication, loyalty and service, increased capabilities in emerging markets, and establishment of a global program for talent management and development.

William S. Sheridan

Mr. Sheridan continued to lead efforts in restructuring the Company’s balance sheet by executing a repurchase of a portion of the Company’s 7.75% Senior Notes, due June 15, 2015, as well as successfully extending the Company’s Revolving Credit Facility with GE Capital beyond the maturity of the Company’s Convertible Notes, due June 15, 2013. Mr. Sheridan improved various internal processes resulting in increased efficiencies and cost savings. He also began navigating the complex implications of the International Financial Reporting Standards (IFRS) requirements.

Bruno Vinciguerra

Mr. Vinciguerra was the operating driver of the Company’s revenue margin management, cost savings, and profitability in 2010. He continued to improve measurement tools relating to client initiatives as well as provided crucial leadership by enhancing structure and process in various areas of the business. Mr. Vinciguerra also had a meaningful impact on individual staff development.

Kevin Ching

Mr. Ching delivered outstanding Asian results, with all-time high levels of performance in 2010, both in sales and profits. Also, he was instrumental in leading the Company’s mainland China strategy, directly managing key client relationships.

Robin Woodhead

Mr. Woodhead led various high level business efforts and worked extensively with top clients. He also developed strategic priorities relating to the Middle East.

To recognize the Company’s strong financial performance and the various non-financial achievements outlined above, the Committee made the cash and equity awards to the NEOs detailed in the 2010-Related Incentive Compensation Paid in 2011 table (Please note: the equity awards granted in 2010 detailed in the Summary Compensation Table below are in respect to 2009 performance. The equity and cash awards in respect to 2010 performance are included in the 2010-Related Incentive Compensation Paid in 2011 table).

Each NEO, as well as certain other executive officers and senior staff received a performance share unit (PSU) grant in early 2011 with respect to 2010 performance. Awards of PSUs were the only equity component for all the NEOs. Because PSU awards require achievement of both service and performance thresholds for vesting and because their ultimate value is tied to Sotheby’s stock price, the Committee believes these are an appropriate form of long term incentive compensation. (For more detail regarding the PSU program please see the Long-Term Incentives—Performance Share Units (PSUs) section below.)

Degree of Difficulty of 2011 Performance Targets

Historically, NEO cash incentive awards have demonstrated a high degree of variability when compared to the individual NEO targets, reflecting the Company’s pay-for-performance philosophy. Cash incentive awards made with respect to 2005, 2006, 2007 and 2010 performance ranged from 130% to 260% of individual NEO targets, compared to 0% to 51% of targets for 2008 and 2009 (when the CEO did not receive any cash incentive awards). Whether an NEO is likely to meet his individual financial and non-financial performance targets for 2011 is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. And, as stated earlier, the actual awards received, if any, are subjectively determined by the Committee rather than by a specific formula tied to the target amounts. The Committee believes that each NEO will be required to fulfill substantially challenging individual performance goals for 2011 to receive 100% of his target incentive compensation. These goals will require actions on the part of each NEO that will exceed the fulfillment of routine day-to-day job responsibilities, including the development of client related strategies, as well as management of Company-wide revenue, margin and cost containment targets. In the Committee’s view, these goals have been established at levels which will be very challenging to achieve but with appropriate internal governance processes in place to mitigate undue risk taking.

As discussed in the Annual Incentive Compensation Program section above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

NEO Incentive Compensation and Section 162(m)

Under the Incentive Program, cash bonuses and equity awards for NEOs and other executive officers may be made under the Company’s Executive Bonus Plan, which serves as the Company’s Internal Revenue Code Section 162(m) plan (the “162(m) plan”) in order to set an objective threshold for eligibility to receive incentive compensation which qualifies for deductibility under Section 162(m) of the Internal Revenue Code. This tax law provision permits a company to deduct compensation exceeding $1 million for an NEO only to the extent that compensation is performance-based.

The purpose of the 162(m) plan threshold is to determine what NEO compensation is eligible for tax deduction by the Company. The Committee applies negative discretion in order to reduce awards to be consistent with the size of the annual incentive compensation pool and the achievement of personal financial and non-financial goals and other aspects of job performance as described above.

For a more detailed description relating to 162(m) deductibility of NEO compensation, please see the Tax Treatment of NEO Compensation section below.

Long-Term Incentives

Performance Share Units (PSUs)

As a result of the significant economic challenges in 2008 and 2009, the Compensation Committee asked Semler in early 2009 to assist in developing a new performance-based equity program. The Committee adopted a PSU program which acknowledges the cyclical nature of the art market and whereby expense coincides with affordability, as historically, Sotheby’s financial results tend to vary considerably from period to period. The PSU program emphasizes the alignment of financial interests of NEOs and other senior staff with the promotion of sustained shareholder value and achieves a more effective balance with the shorter-term cash incentive component of the annual Incentive Program. The PSU program is structured as follows:

•

Awards will vest based upon the level of achievement of a pre-tax earnings target (Target) over a four year vesting period (i.e. units vest on the 1st, 2nd, 3rd and 4th anniversary from the date of grant).

•

The Committee will set the Target at the time of grant with reference to the Company’s confidential operating plan. This same Target will be used to determine how many units vest annually over the four year performance period.

•	Vesting can occur at three levels of Target achievement for each vesting year:

•	100% vesting if the Target is achieved or exceeded

•	75% vesting if two-thirds of the Target is achieved

•	50% vesting if one-third of the Target is achieved

•	In recognition of the historically high levels of art market volatility, the program includes “roll-over” / “catch-up” features for both units and pre-tax earnings:

Units

•

If the Target is not fully achieved on a particular vesting date, unvested PSUs may still vest if the Target is exceeded on a future vesting date. A portion of unvested PSUs remaining at the end of the four year vesting period may also vest, depending on the level of achievement of the cumulative four year Target.

Pre-Tax Earnings

•	To the extent the Target is exceeded for a particular vesting date, the amount of excess pre-tax earnings will be credited towards Target achievement for future vesting dates.

Sotheby’s exceeded the PSU profitability target for 2010 and, as a result, all of the PSUs available to vest in March 2011 vested.

Sotheby’s does not provide specific guidance to investors or analysts regarding earnings or pre-tax earnings. Moreover, Sotheby’s has never shared with investors or analysts the details of its strategic and operating plans because those plans are highly confidential, are intended for internal use only and are based on assumptions that may or may not prove to be correct. The 2011 Target is linked directly to these plans and as such constitutes highly sensitive, confidential business information, the disclosure of which the Committee believes would result in serious competitive harm to the Company, particularly in the hands of its principal global competitor. Specifically, disclosure of the Target would provide our principal competitor with valuable insight into our revenue and margin expectations, and might allow it to gauge the Company’s willingness to compete for highly contested consignments by giving it an understanding of what might motivate the actions of our executives in particular circumstances.

Even on a retrospective basis, disclosure of the Target could be competitively harmful, as past results could provide insight on future results. The Company expects to issue Performance Share Units in subsequent years with different Targets based on its expectations of future performance at that time. Knowledge of the Target established over a number of years could assist our principal competitor in identifying patterns in the Company’s revenue and margin planning versus reported revenues and margins and provide insight into how the Company reacts to changes in market circumstances.

As the Target is established with reference to the Company’s confidential operating plan, as approved by the Board of Directors, it is the Committee’s view that achievement of the Target will be challenging because it will require meaningful financial improvement over the Company’s substantially profitable 2010 performance. Achievement of the Target is also subject to a number of variables outside of the Company’s control that could occur over the next four years, including but not limited to evolving conditions in the highly volatile and competitive global market for high-end art.

Accordingly, we are concerned that disclosure of the Target during the course of an award’s four-year performance cycle could have the undesirable effect of actually preventing us from hitting that target, by giving our primary competitor and others unprecedented insight into our strategic business plan. Moreover, given the current uncertainty of achieving the Target, we would not want investors and analysts to use the Target as a forecast of Company pre-tax net earnings, for the same reasons we do not give forward-looking earnings guidance to the public.

In determining to maintain the confidentiality of the Target to avoid competitive harm, we have considered the materiality of the Target to investors as required by SEC rules. As operating plan details have never been disclosed to the investing public, investors have not used that information in making investment decisions, and the failure to disclose the Target—which must be cleared annually as a condition to ratable vesting of PSU awards over a four-year performance cycle – does not deprive current investors of material information necessary to decide whether to buy, sell or hold our securities. Our annual operating plan is approved by our Board of Directors, so investors will understand that the Target, which is linked to that plan, is not arbitrarily determined and has been the subject of Board oversight.

In 2011, all equity awards under the Restricted Stock Unit Plan were made in the form of PSUs. For the foreseeable future, the Company intends to continue to make all equity awards in the form of PSUs, so that the Company will ultimately incur expense only in relation to achievement of the performance target, i.e., expense will coincide with affordability. (All individual NEO equity awards with respect to 2010 are detailed in the 2010-Related Incentive Compensation Paid in 2011 table below)

Other Performance Shares

In 2006, the Company awarded Mr. Ruprecht Performance Shares, which are restricted stock shares that vest only upon the achievement of predetermined cumulative three and five year company financial or market performance criteria established by the Committee. Sotheby’s achieved the three year company financial performance criteria resulting in the subsequent vesting of 60% (180,000) of Mr. Ruprecht’s Performance Shares. Similarly, the Company also achieved the five year financial performance criteria resulting in the remaining 40% (120,000) of Performance Shares vesting in March, 2011.

Stock Options

The Company continues to maintain the Stock Option Plan. In recent years, the Company had not awarded stock options to NEOs or any other employees. However, in 2010, the Committee granted nearly all of the remaining stock options available for issuance under the plan to Messrs. Vinciguerra, Sheridan and Woodhead and other senior staff, to further align their incentive opportunities with shareholder interests and to strengthen retention of these executives. These awards were made in consideration of these executives’ achievements in 2009 (see Individual NEO Assessment section above) and potential future contributions to the Company. The Company does not presently intend to replenish the stock option reserve.

Timing of Equity Award Grants

The equity awards made by the Committee to NEOs in early 2011 with respect to 2010 consisted solely of PSUs. Under the new Incentive Program, equity awards are granted during the first quarter following the year for which the relevant performance period has been completed.

Broad-Based Benefits

The NEOs are eligible to participate in the health and welfare benefits generally made available by the Company to its regular full-time employees, such as medical, dental and vision coverage; life, short-term and long-term disability and accident insurance and paid vacation.

Retirement Benefits

United States 401(k) Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Previously, participants were provided a full matching Company contribution of up to 6% of eligible compensation, however, in May, 2009, as part of the Company’s cost reduction program, matching contributions were permanently reduced from 100% (dollar for dollar) to 50% (fifty cents for every dollar) of up to 6% of eligible compensation (i.e., maximum of 3% of eligible compensation). Participants continue to receive Company profit sharing contributions to the 401(k) plan if the Committee, in its discretion, declares a profit sharing contribution for that year. The maximum profit sharing percentage is 4% of eligible compensation; as a result of the Company’s strong financial performance in 2010, the Committee approved the maximum 4% profit share contribution. In contrast, the Committee did not award a profit share contribution in respect to 2009 performance.

United States Deferred Compensation Plan

The United States-based NEOs and other senior staff may participate in the Sotheby’s Deferred Compensation Plan (see Non-Qualified Deferred Compensation Benefits table below). This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company provides contributions on the same basis as for the 401(k) plan, as detailed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

In designing the Deferred Compensation Plan and choosing among various service providers to administer the plan, in 2006, the Company retained Hewitt Associates, a nationally recognized benefits consulting firm.

Hong Kong Provident Scheme

Mr. Ching, who works and resides in Hong Kong and is not eligible to participate in the United States retirement plans, participates in the Hong Kong Provident Scheme, a defined contribution plan that has similarities to a 401(k) plan.

United Kingdom Pension Plan

Mr. Woodhead, who works and resides in the United Kingdom and is not eligible to participate in the United States retirement plans, participates in a funded defined benefit pension plan which the Company maintains for its employees who were employed by the Company before April 1, 2004.

A detailed discussion of the United States Deferred Compensation Plan, the Hong Kong Provident Scheme and the United Kingdom Pension Plan appear later in this proxy statement under “Pension Benefits.”

Perquisites

In order to provide comprehensive and competitive compensation packages to its NEOs and other senior executives, the Company provides a limited number of perquisites to these individuals, including car allowances, club membership dues, financial planning services and executive life insurance premiums in addition to benefits available to all Sotheby’s full time employees. The Company considers these perquisites to be reasonable.

In 2010, Sotheby’s provided gross-up payments on certain perquisites to Mr. Ruprecht as specified by the terms of his 2006 employment agreement and as detailed in the Summary Compensation Table. However, as the Committee determined that these enhancements of perquisites are not consistent with current best practices for NEO compensation, all gross-up provisions were removed from Mr. Ruprecht’s new employment agreement, effective September 1, 2010. No gross-up payments were made to any other NEO in 2010.

Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

Outside Compensation Consultants

Consultant Employment Process

The Sotheby’s Compensation Committee Charter grants the Committee the power to retain and terminate compensation consultants and the sole authority to approve a consultant’s fees and other terms of an assignment. The Committee uses Semler Brossy Consulting Group, LLC as its primary independent advisor. The Committee also draws on advice from other consultants from time to time to provide a second opinion or assist with special projects, if necessary.

Outside Compensation Consultant Policy

To ensure that outside compensation consultants retained by the Committee maintain a level of independence from management, no compensation consultant may provide services contracted by Company management unless the Committee has approved in advance each service and the material terms of the engagement, including fees.

Pay Practices

Market-Based Pay

The nature of Sotheby’s business requires unique talent. The Company participates in the highly competitive global art market, and all of its significant direct business competitors, including Christie’s, are private. As a result, these competitors do not disclose executive compensation data.

Given the absence of direct competitor data, the Committee does not conduct an annual review of competitor pay levels. Periodically, when it deems appropriate, the Committee has referenced general industry survey and “related” peer group data to ensure that total compensation costs are reasonable relative to the company’s cost and business structure, and that individual NEO pay levels are set within a reasonable range of perceived market practices. Yet because the Committee lacks confidence that the data match Sotheby’s circumstances, it does not rely solely on this data for determining NEO pay levels. The Committee relied primarily on these comparisons to inform it regarding current “market” pay practices in a number of industry and other categories of public companies that share certain attributes with Sotheby’s.

Rather, the Committee places more significance on a number of subjective performance factors in making NEO compensation decisions. To set NEO compensation in 2010 and in prior years, the Committee considered the following performance factors:

•	Historical performance by the individual

•	The individual’s projected contributions to Sotheby’s future growth

•	Leadership skills and overall reputation with the Company and the global art market

2010 Peer Group (Input to CEO Pay Decisions)

As part of its decision-making process regarding the CEO’s new employment agreement, the Committee worked with Semler Brossy to update the peer group (last updated in 2005) and conduct a competitive assessment of pay levels and practices. The 2010 peer group is an evolution of the 2005 peer group; both groups contain subsets of companies which reflect different aspects of Sotheby’s business, but which together are intended to reflect Sotheby’s business characteristics more broadly. The 2010 peer group contains two company subsets: (i) professional services, and (ii) luxury goods.

		Professional Services		Luxury Goods
Aspects	•	Service-based business	•	Service element
That	•	Human capital intensive	•	Similar nature of products
Reflect	•	Relationship intensive	•	Sales/expert role
Sotheby’s	•	Revenue generation is an ongoing	•	Similar clientele
Business		business challenge
Peer Selection Criteria	Four objective and one subjective screen criteria.		Two objective and one subjective screen criteria.
	Objective criteria:		Objective criteria:
	i.	Select Global Industry Classification Standards sub-industries	i.	Select Global Industry Classification Standards sub-industries
	ii.	Revenue	ii.	Revenue
	iii.	Revenue per employee
	iv.	Geographic footprint

Professional Services	Luxury Goods

Additional subjective assessment excluded companies with business models or business characteristics substantially dissimilar to Sotheby’s, including companies whose primary business is providing outsourcing, training, data, software for data and relationship management, engineering, or commodity advertising.
Resulting peers: 10

Additional subjective assessment identified companies where (i) there is a high importance in branding, marketing, and brand perception (ii) client relationships are not purely transactional.
Resulting peers: 10

Appendix A to the proxy statement is a list of the companies comprising the two groups described above.

Other Market References (Input to CEO Pay Decisions)

The Committee also reviewed general industry compensation data from the 2009 US Mercer Benchmark Database—Executive and private equity compensation data from the 2009 Dow Jones Private Equity Analyst—Holt Compensation Study in connection with Mr. Ruprecht’s new contract.

The Committee believes that the combination of the peer group and other market references in aggregate provides a good starting point for determining appropriate CEO compensation.

Tax Treatment of NEO Compensation

The Committee has taken into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), regarding NEO Compensation. Section 162(m) permits the Company to deduct NEO compensation exceeding $1 million if objective performance criteria are fulfilled.

Under the 162(m) plan, eligibility for tax-deductibility under 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2010, that threshold was established as $75 million of EBITDA, adjusted to exclude any restructuring charges recorded as per U.S. GAAP accounting. Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under 162(m), this 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target. The Committee established a $3 million individual maximum award payable under the 162(m) plan which was approved by shareholders on May 7, 2007. The Compensation Committee may adjust this amount down from year to year and did so for 2010 by reducing the individual maximum award to $2.5 million.

In 2010, the performance threshold established by the Committee was significantly exceeded. In recognition of the Company’s outstanding EBITDA achievement, the Committee awarded Mr. Ruprecht a $2.5 million cash award under the 162 (m) plan. For the other NEOs the Committee used downward discretion under the 162(m) plan to lower the cash and equity incentive awards from the 2010 $2.5 million maximum award to levels that are consistent with the level of awards under the company-wide Incentive Program and each NEO’s individual goal achievements. Accordingly, Mr. Ruprecht’s $2.5 million cash award and the other NEOs cash and equity incentive compensation awards under the 162(m) plan, qualified for tax treatment under Section 162(m). These awards are shown in the 2010-Related Incentive Compensation Paid in 2011 Table below.

The NEOs would not have qualified for or received payment under the 162(m) plan with respect to 2010 performance if the Company had not achieved the $75 million EBITDA threshold. No performance targets other than EBITDA were used to determine whether payments would be available under the 162(m) plan with respect to 2010 performance.

With respect to Mr. Ruprecht’s non-financial achievements (as described in the Individual NEO Performance Assessments section above), the Committee also awarded an additional $150,000 discretionary cash award and $750,000 of PSUs above his $3.5 million contractual minimum, outside of the 162(m) plan.

2011 162(m) Deductibility

For 2011, the Committee established a minimum $100 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded as per U.S. GAAP accounting) performance threshold under the 162(m) plan. Assuming the minimum performance threshold is met, each individual will be eligible for an award of up to $3.0 million; however, the Committee will exercise its downward discretion under the 162(m) plan so that the amounts of actual awards under the 162(m) plan are consistent with the level of awards under the Company-wide Incentive Program. Accordingly, incentive compensation awards under the Incentive Program, up to the 162(m) plan maximum award level, will qualify for tax treatment under Section 162(m), provided the 162(m) plan threshold is achieved.

Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under 162(m), the 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target.

Employment Agreements and Change in Control Payments

The Committee believes that it is beneficial to have employment or severance arrangements with the CEO and other NEOs in order to provide appropriate focus and financial security for these executives and that entering into these arrangements from time to time is necessary as an inducement to attract and retain senior executives.

CEO

In 2010, the Company entered into a new agreement with a four year term, and annual one-year extensions thereafter. Sotheby’s has been fortunate to have Mr. Ruprecht’s leadership as CEO over the past ten years, through a variety of business conditions, and most recently positioning the Company to take full advantage of the art market recovery.

This agreement is consistent with the Committee’s objectives to:

•

Provide the opportunity to earn compensation at the high end of market references, in recognition of Mr. Ruprecht’s tenure and sustained performance through both good and difficult times—but only deliver value to him through sustained performance

•	Ensure consistency with the pay structure of other Company executives

•	Be responsive to current shareholder issues related to executive employment contracts

Changes in Mr. Ruprecht’s 2010 contract (as described more fully in the Employment and Related Agreements section below) include:

•

Reinforcing the Company’s pay and performance philosophy by making a large majority of compensation variable, while mitigating undue risk-taking through an annual equity grant opportunity, and annual incentive payments which are not purely formulaic

•	Reinforcing pay and performance philosophy through annual long-term incentive grants in the form of PSUs which only have value to the extent four-year service and performance criteria are met

•	Elimination of 63% of perquisites

•	Elimination of a Change in Control gross-up

•	Elimination of a lump sum payment required in connection with employment agreement non-renewal

Other NEO’s

Messrs. Ching, Sheridan and Vinciguerra have severance agreements with the Company and Mr. Woodhead has a service agreement. None of these agreements include guaranteed elements or tax gross-up provisions as described more fully in the Employment and Related Agreements section below.

All NEOs, along with all other Restricted Stock Unit Plan and Stock Option Plan participants, are entitled to the acceleration of service vesting restricted stock units and stock options upon a change in control of the Company. The Committee retains discretion in respect to acceleration of performance-based vesting of PSU awards upon a change in control of the Company.

Stock Ownership Policy

The Company’s stock ownership policy, established in 2007, requires senior executives to retain 50% of stock awards (net of tax withholding) until a specified target number of shares are accumulated. Target ownership requirements vary depending on position, salary and equity award participation levels. The Company monitors compliance for all executive officers, including NEOs, and failure to comply could jeopardize an executive’s right to receive future equity awards. The CEO has a target ownership requirement of 120,000 shares and the other NEOs are required to hold 30,000 shares. All NEOs are in compliance with this policy.

Compensation Clawbacks

Under the Incentive Program, the Company may recoup, or refuse to pay, any cash or equity incentive based compensation paid or payable to an employee in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation.

Summary Compensation Table

The following table sets forth all compensation of the Chief Executive Officer, the Chief Financial Officer, who is the Company’s principal financial offer, and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers” and, individually, a “Named Executive Officer”) of the Company during 2010.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total($)
William F. Ruprecht	2010	$691,667	$0		$2,153,245	$0	$2,650,000	$0	$473,083	$5,967,995
President and Chief	2009	$613,462	$0		$1,400,000	$0	$0	$0	$340,780	$2,354,242
Executive Officer	2008	$700,000	$0		$2,200,012	$0	$0	$0	$686,047	$3,586,059
William S. Sheridan	2010	$590,000	$0		$287,600	$733,600	$750,000	$0	$132,573	$2,493,773
Executive Vice President and	2009	$549,615	$0		$199,996	$0	$180,000	$0	$178,275	$1,107,886
Chief Financial Officer	2008	$600,000	$0		$787,525	$0	$180,000	$0	$249,538	$1,817,063
Bruno Vinciguerra	2010	$540,833	$0		$489,366	$471,600	$1,400,000	$0	$49,364	$2,951,163
Executive Vice President and	2009	$503,814	$0		$712,501	$0	$225,000	$0	$67,334	$1,508,649
Chief Operating Officer	2008	$500,000	$0		$537,508	$0	$250,000	$0	$96,303	$1,383,811
Kevin Ching(4)	2010	$632,800	$53,627	(5)	$293,633	$0	$1,042,511	$0	$121,640	$2,144,211
Chief Executive	2009	$590,855	$0		$100,002	$0	$261,233	$0	$110,582	$1,062,672
Officer, Asia
Robin Woodhead	2010	$386,450	$0		$208,510	$524,000	$541,030	$29,370	$56,728	$1,746,088
Executive Vice President and	2009	$402,081	$0		$187,503	$0	$125,136	$18,770	$41,400	$774,890
Chairman, Sotheby’s International	2008	$556,350	$0		$864,020	$0	$148,360	$22,254	$78,754	$1,669,738

(1)

The amounts disclosed in this column reflect the grant date fair values of each stock award calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation-Stock Compensation). For 2010, with respect to Messrs. Ruprecht, Vinciguerra and Ching, the value is calculated by multiplying the number of PSUs in the award by the grant date fair value per unit ($21.64). The grant date fair value represents the closing price per share of Sotheby’s common stock on the business day immediately preceding the date of grant (in this case, $22.11) reduced by a discount reflecting the net present value of dividends expected to be earned by the NEO over the vesting period of the PSU award. For 2010, with respect to Messrs. Sheridan and Woodhead, their respective PSUs awarded in 2010 were in exchange for the cancellation of unvested Performance Shares granted to them in 2006. Pursuant to FASB ASC Topic 718, the grant date fair value of these PSUs is calculated based on the excess of the fair value of the PSUs over the fair value of the cancelled Performance Shares as of the date of the simultaneous cancellation and issuance.

(2)	The amounts disclosed in this column consist of the individual’s annual cash incentive bonus.

(3)	For 2010, the amounts disclosed in this column consist of:

(a)

Mr. Ruprecht. Automobile-related expenses, including driver’s compensation, in the amount of $59,952 and associated tax gross up of $51,525 under his previous employment agreement, and $8,333 under his new employment agreement with no associated tax gross up; various club and other membership dues; dividend and dividend equivalent payments with respect to unvested restricted stock shares and units in the amount of $60,307; personal financial planning fees; special one-time payment of $250,000 under his new employment agreement in consideration of foregoing certain benefits under his previous employment agreement, as further described below under “Employment and Related Arrangements”; Company allocation under the Deferred Compensation Plan; Company payments of life insurance premiums; and Company contributions under the Company’s Retirement Savings Plan.

(b)

Mr. Sheridan. Automobile allowance of $75,000; club dues of $29,329; dividend and dividend equivalent payments with respect to unvested restricted stock shares and units; personal financial planning fees; Company payments of life insurance premiums; and Company contributions under the Company’s Retirement Savings Plan.

(c)

Mr. Vinciguerra. Dividend and dividend equivalent payments with respect to unvested restricted stock shares and units; personal financial planning fees; Company allocation under the Deferred Compensation Plan; Company payments of life insurance premiums; and Company contributions under the Company’s Retirement Savings Plan.

(d)

Mr. Ching. Automobile allowance of $29,602; dividend and dividend equivalent payments with respect to unvested restricted stock shares and units; Company contributions under the Hong Kong Provident Fund Scheme of $62,744; and a business referral fee of $23,663.

(e)

Mr. Woodhead. Automobile allowance of $23,187; parking fees of $5,874; dividend equivalent payments with respect to unvested restricted stock units; Company payments of life insurance premiums; and a business referral fee of $22,985.

(4)	Mr. Ching became an NEO in 2009.

(5)	As was the case with all other Company employees in Asia, Mr. Ching received a special bonus equal to approximately one month’s salary because of the Company’s highly successful Asian sales in 2010.

Grants of Plan-Based Awards During 2010 Table

The information contained in the following table includes plan-based awards made in 2010 with respect to 2009 performance. These awards are included in this table in order to conform to requirements that this table include all grants that were made in 2010, even if the grants relate to 2009 performance rather than 2010 performance. Performance Share Unit awards and cash incentive bonus awards made in early 2011 with respect to 2010 performance are disclosed after the table under “2010-Related Compensation Awarded in 2011” and will be included in next year’s table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Ruprecht	2/9/10				(1)	(1)	(1)	99,503	(2)			$2,153,245
President and Chief
Executive Officer
William S. Sheridan	2/9/10				(1)	(1)	(1)	40,000	(3)	70,000	$22.11	$1,021,200
Executive Vice
President and Chief
Financial Officer
Bruno Vinciguerra	2/9/10				(1)	(1)	(1)	22,614		45,000	$22.11	$960,966
Chief Operating
Officer
Kevin Ching	2/9/10				(1)	(1)	(1)	13,569				$293,633
Chief Executive
Officer, Asia
Robin Woodhead	2/9/10				(1)	(1)	(1)	29,000	(3)	50,000	$22.11	$732,510
Executive Vice
President and
Chairman, Sotheby’s International

(1)	The Company’s PSU program does not set Threshold, Target and Maximum payouts. Vesting can occur at three levels of Target achievement for each vesting year:

•	100% vesting if the Target is achieved or exceeded

•	75% vesting if two-thirds of the Target is achieved

•	50% vesting if one-third of the Target is achieved

(2)	Granted pursuant to Mr. Ruprecht’s employment arrangement.

(3)	PSUs awarded in exchange for unvested Performance Shares granted in 2006.

(4)	The values in this column were calculated as follows:

•

PSU Grant Date Fair Values—With respect to Messrs. Ruprecht, Vinciguerra and Ching, the value is calculated by multiplying the number of PSUs in the award by the grant date fair value per unit ($21.64). The grant date fair value represents the closing price per share of Sotheby’s common stock on the business day immediately preceding the date of grant (in this case, $22.11) reduced by a discount reflecting the net present value of dividends expected to be received by the NEO over the vesting period of the PSU award. With respect to Messrs. Sheridan and Woodhead, their respective PSU awards were in exchange for the cancellation of unvested Performance Shares granted to them in 2006. Pursuant to FASB ASC Topic 718, the grant date fair value of these PSUs is calculated based on the excess of the fair value of the PSUs over the fair value of the cancelled Performance Shares as of the date of the simultaneous cancellation and issuance.

•

Stock Option Grant Date Fair Values—This value was calculated by multiplying the number of shares underlying the relevant stock option award by $10.48, which is the per share grant date fair value of these options derived using the Black-Scholes option valuation model.

For a detailed discussion of annual equity and cash incentive compensation awards, see “Compensation Discussion and Analysis—Objectives of NEO Compensation—The Elements of NEO Compensation and the Decision-Making Process.”

2010-Related Incentive Compensation Awarded in 2011

As noted in the CD&A, the Company pays NEO annual incentive compensation awards early in the year following the year to which the award relates. The awards made in February 2011 with respect to 2010 performance are listed in the table below. These awards are not included in the “Grants of Plan-Based Awards in 2010” table above as they were not actually granted during 2010. The cash awards in the following table are also disclosed in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table above, which includes cash compensation paid in early 2011 with respect to 2010 performance.

2010-Related Incentive Compensation Awarded in 2011

Name	Performance Share Unit Awards(#)	Cash Incentive Bonus Awards($)
William F. Ruprecht	100,663	$2,650,000
William S. Sheridan	16,580	$750,000
Bruno Vinciguerra	18,948	$1,400,000
Kevin Ching	13,027	$1,042,511
Robin Woodhead	7,106	$541,030

Employment and Related Agreements

A number of the compensation items reported in the Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table are governed by the terms of employment-related agreements with each of the NEOs. For additional details regarding the types of compensation provided under these agreements, see “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination Or Change-In-Control” immediately following this section.

William F. Ruprecht

On September 2, 2010 the Company entered into a new Employment Agreement with Mr. Ruprecht that replaced his employment agreement dated March 31, 2006, as amended (“Previous Agreement”), which was scheduled to expire in March 2011. The new agreement is for a four year term ending August 31, 2014 with one year renewals thereafter unless the Company or Mr. Ruprecht provides notice of non-renewal at least five months prior to the end of the initial term or an annual extension.

Under the new agreement, Mr. Ruprecht’s annual salary will remain at $700,000. Mr. Ruprecht is entitled to an annual cash target bonus of $1,400,000 with maximum payment of 200% of the cash target bonus. He is also entitled to be awarded annual PSU grants of a minimum of $3.5 million up to a maximum of $4.5 million in the discretion of the Compensation Committee. These awards will vest ratably over four years and are contingent upon the attainment of performance goals.

In consideration of foregoing certain benefits under the Previous Agreement, the agreement provides for a one-time payment to Mr. Ruprecht of $250,000. Such foregone benefits include reimbursement of excise tax related to payments due to Mr. Ruprecht upon a change of control of the Company and the associated tax gross-up, reduced perquisites and elimination of tax gross-up on perquisite payments. The one-time payment is also intended to cover a portion of the legal and consulting fees that Mr. Ruprecht incurred during the course of the contract negotiations.

In the event of the termination of Mr. Ruprecht’s employment by the Company without Cause or by Mr. Ruprecht for Good Reason (as the terms Cause and Good Reason are defined in the Agreement), Mr. Ruprecht will be paid $4 million, and he and his dependents will receive continued coverage for three years under the Company’s medical, dental, vision and life insurance plans. At the time of either type of termination, his then-outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

In the event of termination by the Company for Cause, or termination by Mr. Ruprecht without Good Reason, Mr. Ruprecht will not be entitled to any termination payment or any bonus, whether accrued or not.

In the event of death or disability, a $2 million lump sum is payable together with existing entitlements under the Company’s life insurance or disability plans. Additionally, his then-outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the attainment of performance goals.

Payments to Mr. Ruprecht under the Agreement supersede any payments under the Company’s severance plan.

Mr. Ruprecht and the Company have agreed to eliminate the $2 million payment to Mr. Ruprecht provided under the Previous Agreement at the end of its term. At the end of the term of the new agreement, Mr. Ruprecht and his dependents will continue to be covered for three years under the Company’s medical, dental, vision and life insurance plans and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

The agreement provides that the Company may, pursuant to Company policy adopted consistent with applicable law, recoup incentive compensation paid to Mr. Ruprecht based on financial statements that are restated.

During his employment and for one year thereafter, Mr. Ruprecht may not compete with the Company, solicit employees to leave the Company’s employ or solicit business of the Company’s clients. Mr. Ruprecht and the Company also agree to mutual nondisparagement covenants.

Mr. Ruprecht is required to release the Company of all claims in order to obtain his termination of employment benefits. The Company will also release Mr. Ruprecht of all claims except for those based on facts and circumstances of which Mr. Ruprecht is aware at the time of signing the release and fails to disclose. Mr. Ruprecht has also entered into a confidentiality agreement with the Company by which he agrees not to disclose confidential information for two years, except that the obligation to keep client data confidential will be unlimited in duration.

William S. Sheridan

The Company and Mr. Sheridan entered into a severance agreement, effective as of July 1, 2006. Pursuant to the severance agreement, if the Company terminates Mr. Sheridan’s employment without Cause or he terminates his employment with Good Reason, as such terms are defined in this agreement, at any time through June 30, 2011 (the “Applicable Period”), Mr. Sheridan will be entitled to (i) accrued but unpaid salary through the termination date, (ii) any declared and earned but unpaid bonus for the prior calendar year, and (iii) a cash payment of $1,550,000 (the “Cash Payment”). Mr. Sheridan may terminate his employment for Good Reason if, among other things, the Company fails to pay him a base salary of not less than $600,000. Pursuant to a 2009 agreement amendment, Mr. Sheridan agreed to a reduction of his base salary by 10%, which reduction commenced on May 1, 2009. Mr. Sheridan’s full base salary was reinstated as of March 1, 2010, and he waived his right to terminate his employment for Good Reason (as defined in the severance agreement) as a result of the salary reduction.

Under this agreement, Mr. Sheridan has separate bonus targets for cash and restricted stock awards of $350,000 each, both of which are determined with reference to Company financial and individual performance. His severance agreement provides that he will be able to terminate his employment for Good Reason if either bonus target is reduced below that level.

In consideration for payments under this agreement, Mr. Sheridan is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings. Additionally, to receive the Cash Payment, Mr. Sheridan must deliver a release of all claims against the Company and its affiliates.

In connection with federal income tax law changes regarding deferred compensation, this agreement was amended in 2008 to provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

Bruno Vinciguerra

The Company and Mr. Vinciguerra entered into a Severance Agreement effective January 1, 2010. Pursuant to the Severance Agreement, if, between January 1, 2010 and December 31, 2013, Mr. Vinciguerra is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (“Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date, and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company twice his annual base salary at the time of termination plus two months of that salary for each full year of employment with the Company, and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of twelve months plus one additional month for each full year of employment with the Company (not to exceed eighteen months).

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Vinciguerra receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Vinciguerra agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason. He also agreed to a twelve month post-employment non-competition covenant and a twelve month post- employment non-solicitation covenant. Additionally, to receive severance benefits other than Accrued Obligations, Mr. Vinciguerra must deliver a release of all claims against the Company and its affiliates.

Kevin Ching

Through its Sotheby’s Hong Kong, Ltd. subsidiary, the Company and Mr. Ching entered into a 36 month Employment Agreement (amended and restated in 2008) that expired on December 31, 2009. Upon the employment agreement’s expiration, Mr. Ching and this subsidiary entered into a Severance Agreement. The terms of the expired employment agreement and the new Severance Agreement are substantially similar. Consequently, the summary below refers to the Severance Agreement and notes any differences from the expired employment agreement that was effective throughout 2009.

Mr. Ching’s term of employment under the Severance Agreement is January 1, 2010 through December 31, 2013. In serving as Chief Executive Officer, Asia, he receives an annual base salary of HK$5,000,000, of which HK$867,000 is attributable to housing rent reimbursement. He has an annual discretionary cash incentive bonus target of HK$4,050,000 as well as an annual equity based incentive bonus target of US$175,000. He also is eligible to participate in a pension-type plan, the Hong Kong Provident Fund Scheme, and receives a HK$230,000 annual car allowance.

Mr. Ching and the Company may each terminate this agreement with notice under certain circumstances. If Mr. Ching is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date, and all unpaid cash incentive compensation approved prior to the termination date. In addition, as a result of either type of termination, the Company will pay him one year of base salary from the date of termination, and he may receive under certain circumstances a prorated portion of the cash annual incentive compensation for the year in which the termination occurs. In any event and unlike under the prior agreement, to the extent that the payments described in the preceding sentence do not equal or exceed HK$7,750,000, the Company will also pay him the difference. If the Company fails to renew this agreement during its final year for a renewal period of at least one year at the same title, base salary and annual cash bonus opportunity, Mr. Ching will receive a lump sum payment of one year’s base salary.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Ching receiving payment only of the Accrued Obligations (under his prior agreement, he would have received base salary payments through the end of the agreement’s full term as a result of death or permanent disability).

In exchange for the described severance benefits, Mr. Ching has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason, a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant, as well as providing a release of all claims against the Company and its affiliates.

Robin Woodhead

The Company and Mr. Woodhead entered into a service agreement, on April 1, 2006, under which he was entitled to a base salary of £300,000. However, effective May 1, 2009, the Company and Mr. Woodhead agreed to amend his agreement to reduce his base salary by £50,000 (approximately 17%). Under this Agreement, Mr. Woodhead has separate bonus targets of £200,000 each for awards in cash and in restricted stock, both of which are determined with reference to Company financial and individual performance.

The Company may terminate Mr. Woodhead’s employment by giving him 12 months’ notice in writing. He may terminate his employment by giving the Company 6 months’ notice in writing. The Company may terminate Mr. Woodhead’s employment at any time without notice either for cause or by making a payment to him equal to 12 months salary and bonus (calculated at the rate of his most recently communicated incentive bonus target).

Mr. Woodhead’s service agreement also provides that: (i) termination of his employment on or after April 1, 2009 will constitute Retirement (as defined in the Restricted Stock Unit Plan) with a result that all non-performance based shares of restricted stock will vest immediately, and (ii) upon retirement on or after April 1, 2009 at any time other than at the end of a full year, he will be entitled to a partial year bonus for the portion of that year prior to termination of his employment.

In consideration for payments under this agreement, Mr. Woodhead is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings.

Potential Payments Upon Termination Or Change-In-Control

Introduction

This portion of the proxy statement lists the estimated potential payments or benefits received by each NEO upon various types of termination of employment or change of control. Each of these events is assumed to have occurred on December 31, 2010.

To calculate payments resulting from the vesting of restricted stock, the Company has used the Share Closing Price of $45.00 on December 31, 2010. The individual tables below for each NEO show the various payments or benefits that NEO would receive depending on the type of termination event. Some of these payments or benefits result from that NEO’s compensation agreement or the terms of the Stock Option and Restricted Stock Unit Plans.

Excluded Payments and Other Benefits

The payments shown for each termination or change of control event do not include any of the following items paid to or accruing with respect to each NEO under the following plans and statutory requirements on the termination or change in control date:

•

Sotheby’s, Inc. Severance Plan. This is a broad-based plan for which all full-time, non-union salaried United States employees are eligible for payment as a result of certain significant transactions involving the Company, including consolidation of departments or business units. Mr. Woodhead, a U.K. employee, is entitled to substantially the same benefits under a separate agreement. Each NEO’s employment or severance agreement benefits would offset any benefits for which the NEO would be otherwise eligible under this plan. This offset prevents “double” severance compensation for an NEO.

•

Sotheby’s Deferred Compensation Plan; Sotheby’s, Inc. Retirement Savings Plan; UK Pension Plan; Hong Kong Provident Fund Scheme. Upon the occurrence of an applicable employment termination event, these plans provide for the distribution of contributed, deferred or earned amounts to participants. However, these plans do not provide for any additional compensation or benefit beyond this distribution solely as a result of the termination event.

•	Life or Disability Insurance Benefits. These are excluded as they are not a direct payment from the Company to an NEO or his beneficiaries.

•

Accrued but Unpaid Salary and Incentive Compensation. Each NEO’s compensation agreement provides the payment of accrued but unpaid salary and, in some instances, incentive compensation for the year in which the termination occurs.

Understanding the NEO Tables: Key Facts and Assumptions

•

Under the terms of the Stock Option Plan and the Restricted Stock Unit Plan, vesting of awards (other than Performance Shares) is accelerated in the event of permanent disability, retirement, death, or a change in control (defined below).

•

The Company has assumed for purposes of preparing these tables that, on the termination date, the NEO exercised all vested stock options and sold the underlying shares received. The amount shown in each case is the difference between the Share Closing Price and the exercise price of the stock option, multiplied by the number of shares sold on that date. In the case of restricted stock or restricted stock unit awards assumed to vest on December 31, 2010, the amount shown in each table is the amount resulting from multiplying the shares deemed to have vested (or shares received as a result of units deemed to have vested) by the Share Closing Price.

•

The tables below list certain payments and benefits that the NEOs will receive upon a termination that occurs after a Change of Control. “Change of Control” means that either of the following has occurred:

(i)

any individual, entity or group (each, a “Person”) becomes, directly or indirectly, the beneficial owner of the Company’s common stock enabling that Person to elect a majority of the members of the Board of Directors; OR

(ii)

the individuals constituting the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the Members of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual was a member of the Incumbent Board.

•	Pursuant to his employment or severance agreement, each NEO will receive the amounts included in the row “Severance or Other Lump Sum Payment” in the table appearing under his name.

•

Because Mr. Ruprecht’s new employment agreement took effect on September 1, 2010, four months before the assumed termination date, the information for him below reflects only the terms of his new agreement.

•	As a result of the exchanges by Messrs. Sheridan and Woodhead of unvested Performance Shares for PSUs, only Mr. Ruprecht held unvested Performance Shares as of December 31, 2010.

•

Under the terms of the PSUs, each NEO is entitled after death or disability to continue to receive (or for his heirs to receive) the common stock and dividends resulting from PSUs to the extent they vest as a result of meeting the relevant performance target. Consequently, the “Permanent Disability or Death” column of each NEO table below includes the value as of December 31, 2010 of unvested PSUs that are currently expected to vest based on management’s estimates of future Company earnings.

William F. Ruprecht

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control(1)	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$4,000,000	$2,000,000	$4,000,000	$4,000,000	$0	$0
Health and Related Benefits(2)	$71,236	$0	$71,236	$71,236	$0	$0
Value of Restricted Stock/RSUs Vesting	$7,947,585	$7,947,585	$7,947,585	$7,947,585	$0	$0
Value of Performance Shares Vesting(3)	$5,400,000	$5,400,000	$5,400,000	$5,400,000	$0	$0
Value of PSUs Vesting(4)	$1,119,375	$1,119,375	$1,119,375	$1,119,375	$0	$0

(1)

Mr. Ruprecht will receive the severance and health benefit only if both a Change of Control occurs and either the Company terminates his employment without cause or he terminates his employment with good reason. For this column, the Company has assumed that both the Change of Control and the applicable termination occurred on December 31, 2010.

(2)

Under his employment arrangement, Mr. Ruprecht, his wife and children are entitled to health care benefits for three years following the termination date. These figures assume that the cost of such benefits will increase by 10% over the prior year’s cost, using 2011 cost as the base year figure.

(3)

Under Mr. Ruprecht’s employment arrangement, if either of the two performance criteria have been fulfilled for unvested Performance Shares as of the termination date, all of them will vest on that date. One of these criteria is based on the compound annual growth in Sotheby’s common stock price (plus dividends) and the other is based on the cumulative compound annual growth rate of Sotheby’s net income. Since the second of these criteria was met as of December 31, 2010, all unvested Performance Shares would have vested.

(4)

Under Mr. Ruprecht’s employment arrangement, the PSUs granted to him in February 2010 may continue to vest not only upon death or disability, but also if he is terminated by the Company without Cause or he terminates his employment for Good Reason. Any such vesting is subject to the achievement by the Company of the relevant performance target.

William S. Sheridan

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$1,550,000	$1,550,000	$1,550,000	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$1,331,910	$0	$1,331,910	$0	$0
Value of PSUs Vesting	$0	$450,000	$0	$0	$0	$0
Value of Stock Options Vesting	$0	$1,602,300	$0	$1,602,300	$0	$0

Bruno Vinciguerra

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$1,375,000	$0	$1,375,000	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$3,283,830	$0	$3,283,830	$0	$0
Value of PSUs Vesting	$0	$254,385	$0	$0	$0	$0
Value of Stock Options Vesting	$0	$1,030,050	$0	$1, 030,050	$0	$0
Health Benefits(1)	$27,440	$0	$27,440	$0	$0	$0

(1)	The Health Benefits amount consists of health benefits under COBRA that the Company will pay on his behalf pursuant to his Severance Agreement for a period of 15 months following the termination date.

Kevin Ching

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment(1)	$1,164,781	$0	$1,164,781	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$848,970	$0	$0	$0	$0
Value of PSUs Vesting	$0	$152,640	$0	$0	$0	$0

(1)

Upon either a termination by the Company without Cause or a termination by Mr. Ching for Good Reason, he would receive under his Severance Agreement his base salary ($643,525) plus his full discretionary cash incentive compensation target under the agreement ($521,256).

Robin Woodhead

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason(1)	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason(1)
Severance or other Lump Sum Payment(2)	$1,082,060	$0	$0	$0	$0	$0
Value of Restricted Stock/RSUs Vesting(3)	$1,295,730	$1,295,730	$1,295,730	$1,295,730	$0	$1,295,730
Value of PSUs Vesting	$0	$326,250	$0	$0	$0	$0
Value of Stock Options Vesting	$0	$1,144,500	$0	$1,144,500	$0	$0

(1)

Mr. Woodhead’s service agreement does not distinguish a termination by him for “good reason” from a termination by him “without good reason.” Consequently, the Company has assumed that he receives the same compensation in either instance.

(2)

Though Mr. Woodhead is not entitled to a lump sum payment upon termination without cause, he must be given 12 months’ prior notice of such termination and be paid compensation for that period. See the description of this agreement above, under “Employment and Related Agreements.” For purposes of this table, the Company has assumed that Mr. Woodhead received the Company’s termination notice on December 31, 2009. Because of the prior notice requirement, Mr. Woodhead’s date of termination would be December 31, 2010.

To provide a reasonable estimate of this termination obligation, the Company has assumed that Mr. Woodhead would have been entitled under his service agreement to £300,000 ($463,740), his annual salary amount before a reduction in 2009; 2010 target cash bonus of £200,000 ($309,160); and his 2010 target equity bonus (expressed as a cash value) of £200,000 ($309,160).

(3)

Under Mr. Woodhead’s service agreement, his unvested Restricted Stock shares and RSUs vest upon the occurrence of any event listed in the above table other than a termination of him for Cause as those events are treated as a “retirement” under the Restricted Stock Plan.

Outstanding Equity Awards At Fiscal Year-End Table

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options(#) Exerciseable	Number Of Securities Underlying Unexercised Unearned Options(#) Unexerciseable		Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options(#)	Option Exercises Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
William F. Ruprecht	0	0		0			14,320	(2)	$644,400	120,000	(5)	$5,400,000
President and Chief							35,634	(3)	$1,603,530	99,503	(6)	$4,477,635
Executive Officer							126,659	(4)	$5,699,655
William S. Sheridan	0	70,000	(21)	0	$22.11	2/9/2010	3,000	(8)	$135,000	40,000	(7)	$1,800,000
Executive Vice							8,504	(9)	$382,680
President and							18,094	(10)	$814,230
Chief Financial Officer
Bruno Vinciguerra	0	45,000	(21)	0	$22.11	2/9/2010	1,628	(11)	$73,260	22,614	(6)	$1,017,630
Executive Vice							3,240	(12)	$145,800
President and Chief							3,645	(13)	$164,025
Operating Officer							64,461	(14)	$2,900,745
Kevin Ching	0	0		0			1,604	(15)	$72,180	13,569	(6)	$610,605
Chief Executive							3,998	(16)	$179,910
Officer, Sotheby’s Asia							4,216	(17)	$189,720
							9,048	(18)	$407,160
Robin Woodhead	0	50,000	(21)	0	$22.11	2/9/2010	2,500	(8)	$112,500	29,000	(7)	$1,305,000
Executive Vice							9,330	(19)	$419,850
President and							16,964	(20)	$763,380
Chairman, Sotheby’s International

(1)	Calculated using the Share Closing Price of $45.00 on December 31, 2010.

(2)

57,277 shares were issued on February 9, 2007 of which 14,319 shares vest on each of the first three anniversaries of the date of grant, and 14,320 shares vest on the fourth anniversary of the date of grant.

(3)

71,267 shares were issued on February 10, 2008 of which 17,816 shares vest on the first anniversary of the date of grant, and 17,817 shares vest on the second, third and fourth anniversaries of the date of grant.

(4)

168,878 units were issued on February 11, 2009 of which 42,219 shares vest on the first two anniversaries of the date of grant, and 42,220 shares vest on the third and fourth anniversaries of the date of grant.

(5)

Consists of grants of Performance Shares under the Restricted Stock Plan that vest only if certain service and performance targets are met. See “Compensation Discussion and Analysis—Other Performance Shares.”

(6)

Consists of grants of PSUs under the Restricted Stock Plan awarded in 2010. PSU vesting will occur only if the requisite service and performance targets are met. See “Compensation Discussion and Analysis—Other Performance Shares.”

(7)

Consists of PSUs received under the Restricted Stock Plan in 2010 in exchange for unvested Performance Shares that were awarded in 2006. PSU vesting will occur only if the requisite service and performance targets are met. See “Compensation Discussion and Analysis—Other Performance Shares.”

(8)	These shares were issued on February 26, 2007 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(9)

25,511 shares were issued on February 10, 2008 of which 8,503 shares vest on the first anniversary of the date of grant, and 8,504 shares vest on the second and third anniversaries of the date of grant.

(10)	24,125 units were issued on February 11, 2009 of which 6,031 shares vest on the first three anniversaries of the date of grant, and 6,032 shares vest on the fourth anniversary of the date of grant.

(11)	6,509 shares were issued on February 9, 2007 of which 1,627 shares vest on the first three anniversaries of the date of grant, and 1,628 shares vest on the fourth anniversary of the date of grant.

(12)

6,479 shares were issued on February 10, 2008 of which 1,619 shares vest on the first anniversary of the date of grant, and 1,620 shares vest on the second, third, and fourth anniversaries of the date of grant.

(13)	10,933 shares were issued on February 10, 2008 of which 3,644 shares vest on the first two anniversaries of the date of grant, and 3,645 shares vest on the third anniversary of the date of grant.

(14)

85,947 units were issued on February 11, 2009 of which 21,486 shares vest on the first anniversary of the date of grant, and 21,487 shares vest on the second, third, and fourth anniversaries of the date of grant.

(15)	6,413 shares were issued on February 9, 2007 of which 1,603 shares vest on the first three anniversaries of the date of grant, and 1,604 shares vest on the fourth anniversary of the date of grant.

(16)

7,995 shares were issued on February 10, 2008 of which 1,998 shares vest on the first anniversary of the date of grant, and 1,999 shares vest on the second, third, and fourth anniversaries of the date of grant.

(17)	These shares were issued on February 10, 2008 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(18)

12,063 units were issued on February 11, 2009 of which 3,015 shares vest on the first anniversary of the date of grant, and 3,016 shares vest on the second, third, and fourth anniversaries of the date of grant.

(19)

27,989 shares were issued on February 10, 2008 of which 9,329 shares vest on the first anniversary of the date of grant, and 9,330 shares vest on the second, and third anniversaries of the date of grant.

(20)

22,618 units were issued on February 11, 2009 of which 5,654 shares vest on the first two anniversaries of the date of grant, and 5,655 shares vest on the third, and fourth anniversaries of the date of grant.

(21)	Stock options awarded on February 9, 2010 which vest in one-fourth increments on each of the first four anniversaries of the date of grant.

Option Exercises and Stock Vested in 2010 Table

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William F. Ruprecht	122,500	$3,095,982	94,052	$2,288,993
President and Chief Executive Officer
William S. Sheridan	0	$0	23,610	$531,339
Executive Vice President and Chief Financial Officer
Bruno Vinciguerra	0	$0	28,377	$636,510
Executive Vice President and Chief Operating Officer
Kevin Ching	0	$0	17,136	$398,216
Chief Executive Officer, Sotheby’s Asia
Robin Woodhead	10,000	$220,377	23,594	$530,408
Executive Vice President and Chairman, Sotheby’s International

Retirement and Deferred Compensation Plans

Retirement Savings Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees of the Company. Prior to May 2009, participant savings were matched by a contribution from Sotheby’s of up to 6% of each participant’s eligible compensation. In May 2009, the Retirement Savings Plan was amended to reduce the level of Sotheby’s maximum matching contributions to 3% of each participant’s eligible compensation. Sotheby’s may also contribute an annual discretionary amount to the Retirement Savings Plan, which varies as a percentage of each participant’s eligible compensation depending on company profitability and subject to the maximum amount allowable under IRS regulations, and in 2010, Sotheby’s accrued a discretionary contribution equal to 4% of each participant’s eligible compensation paid during the year. In 2009 and 2008, Sotheby’s did not make a discretionary contribution to the Retirement Savings Plan due to the lower level of company financial results in those years.

Deferred Compensation Plan

The Company’s non-employee directors, NEOs and other senior executives in the United States are eligible to participate in the Sotheby’s Deferred Compensation Plan for the tax-free deferral of a portion of annual compensation.

United States federal tax law limits the total annual contributions for companies and their employees to 401(k) plans. Participants in the Deferred Compensation Plan may elect by written agreement to reduce their current salary or director fee payments by deferring a portion of their salary or fees. Employees may defer up to 80% of their base salary under the plan and all or part of their annual cash incentive bonus. Participants may choose among various investment crediting options that track a portfolio of various deemed investment funds. Account balances are informally funded into a rabbi trust that provides benefit security by sheltering assets in the event of a change-in-control of the Company and certain other situations. Plan liabilities are financed through the trust using Company-owned variable life insurance and other investments.

For senior executives (including NEOs), the Company provides contributions on the same basis as for the 401(k) plan, as detailed above.

All employee elective deferrals and Company matching and profit sharing allocations to the Deferred Compensation Plan are reduced by the amount of plan year employee and Company contributions to the 401(k) plan.

UK Pension Plan

U.K. Pension Plan

Sotheby’s U.K. maintains a funded defined benefit pension plan for its employees who are residents of the United Kingdom. Generally, employees are only eligible to participate in the plan if they were employed by the Company before April 1, 2004, although the Company and plan trustees have discretion to allow new participants under exceptional circumstances. Mr. Woodhead is the only NEO who participates in the plan.

The table below summarises the value of Mr. Woodhead’s benefits:

Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit (#)(b)	Payments During Last Fiscal Year ($)(c)
12 years and 11 months	£463,000	0

The number of years of service in (a) above and the present value in (b) above were calculated as of December 31, 2010, which was the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2010. The present value was calculated using the same valuation method and assumptions as used for financial statement reporting purposes, with the exception that no allowance has been made for future salary growth or for leaving service prior to retirement. The pensionable salary used to calculate benefits is restricted to a maximum of £123,600 for the 2010-11 tax year. This amount will increase in line with UK price inflation in future years.

As at December 31, 2009, the aggregate present value of Mr. Woodhead’s accumulated benefits was £444,000. The increase in the present value during 2010 was therefore £19,000.

Prior to April 1, 2009, standard pension benefits at normal retirement age (age 65) under the plan were 1/60th or 1/120th of the employee’s final pensionable salary for every year of service up to a maximum of 40 years, depending on the rate of contribution being paid by the employee (4% of salary for 1/60ths accrual and 2% of salary for 1/120ths accrual). As of April 1, 2009, members were given the choice of maintaining 1/60ths accrual but paying higher contributions, or maintaining a contribution rate of 4% by switching to a new 1/80ths accrual rate. Mr Woodhead elected the latter option. Benefits are paid monthly commencing at retirement. The compensation covered by the plan is the employee’s pensionable earnings (subject to the limitation described below), which includes Salary, but excludes Bonus and Other Annual Compensation disclosed in the Summary Compensation Table.

The plan also provides for a death benefit while an employee in the amount of four times the employee’s base salary at the time of death plus a refund of the employee’s contributions to the plan. Additionally, for an employee contributing at the 1/60ths rate, the death benefit provides for a pension of 33 1/3% of the employee’s base salary at the date of death to be paid to the employee’s spouse (with the benefit being proportionately less for any periods for which the employee has elected to contribute at the 1/80ths or 1/120ths rates).

Members may opt at retirement to take up to 25% of the value of their benefits as a tax-free cash lump sum, with their pension being reduced accordingly.

Members may elect to retire at any age from age 55,subject to the consent of Sotheby’s UK if retirement is before age 60. The pension would be reduced to reflect early payment, with the reduction currently being 4% compounded annually. For benefits accrued up to March 31, 2004, this reduction only applies below age 60. Mr. Woodhead has reached age 55 (but not age 60) and is therefore eligible for early retirement.

Hong Kong Provident Fund Scheme

Sotheby’s Hong Kong subsidiary maintains a defined contribution plan, the Hong Kong Provident Fund Scheme, for its employees. Mr. Ching is the sole NEO who participates in the plan. The subsidiary contributes 10% of salary, and the employee contributes 5% of salary to the employee’s account maintained pursuant to the plan. Interest accrues on all contributions to the employee’s account. If a participant’s employment terminates prior to retirement for reasons other than death or disability, the participant will receive a portion of the account balance under a vesting schedule based on the participant’s number of years of employment with the subsidiary.

The following table contains information regarding deferred compensation amounts allocated for 2010.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William F. Ruprecht	$52,667	$14,458	$456,026	$0	$3,558,308
President and Chief Executive Officer
William S. Sheridan	$0	$0	$193,782	$0	$2,044,667
Executive Vice President and Chief Financial Officer
Bruno Vinciguerra	$31,250	$15,625	$43,122	$0	$313,405
Executive Vice President and Chief Operating Officer
Kevin Ching	n/a	n/a	n/a	n/a	n/a
Chief Executive Officer, Asia
Robin Woodhead	n/a	n/a	n/a	n/a	n/a
Executive Vice President and Chairman, Sotheby’s International

Equity Compensation Plans

The following table provides information as of December 31, 2010 related to shares of Sotheby’s common stock that may be issued under its existing equity compensation plans, including the Stock Option Plan, the Restricted Stock Unit Plan, and the Sotheby’s 1998 Amended and Restated Stock Compensation Plan for Non-Employee Directors (as amended and restated, the “Directors Plan”):

Plan Category	(A)	(B)	(C)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Avaliable for Future Issuance Under Equity Compensation Plans(3)
	(In thousands, except per share data)
Equity compensation plans approved by shareholders	2,882	$21.82	1,938
Equity compensation plans not approved by shareholders	—	—	—

Total	2,882	$21.82	1,938

(1)

Includes 2,369,777 shares awarded under the Restricted Stock Unit Plan for which vesting is contingent upon future employee service and/or Sotheby’s achievement of certain profitability targets and 512,250 stock options for which vesting is contingent upon future employee service.

(2)	The weighted-average exercise price does not take into account 2,369,777 shares awarded under the Restricted Stock Unit Plan, which have no exercise price.

(3)

Includes 1,797,888 shares available for future issuance under the Restricted Stock Unit Plan, 35,350 shares available for issuance under the Stock Option Plan and 105,435 shares available for issuance under the Directors Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sotheby’s has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the Compensation Committee.

Robert S. Taubman (Chairman)
John M. Angelo
James Murdoch
Diana Taylor

COMPENSATION OF DIRECTORS

The following table provides compensation details regarding the Company’s compensation program for its non-employee directors. Mr. Ruprecht and Mr. Woodhead do not appear in this table as they are employees of the Company and do not receive any fees or other compensation for their service as Company directors.

Although the non-employee director compensation year commences on the date of the annual meeting of shareholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for calendar year 2010 service in compliance with the disclosure requirements for this table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Michael I. Sovern	$119,717	$63,780	0	$0	$0	$0		$183,497
Michael Blakenham	$29,330	$63,780	0	$0	$0	$5,770		$98,880
Duke of Devonshire	$24,444	$63,780	0	$0	$0	$99,549	(3)	$187,773
Allen Questrom	$41,592	$63,780	0	$0	$0	$2,479		$107,851
Donald M. Stewart	$41,592	$63,780	0	$0	$0	$3,314		$108,686
Robert A. Taubman	$56,654	$63,780	0	$0	$0	$4,660		$125,094
Dennis M. Weibling	$57,217	$63,780	0	$0	$0	$1,882		$122,879
Diana Taylor	$52,092	$63,780	0	$0	$0	$1,651		$117,523
John Angelo	$47,592	$63,780	0	$0	$0	$1,651		$113,023
James R. Murdoch(4)	$30,820	$52,552	0	$0	$0	$150		$83,522

(1)

Consists of awards in the form of shares of common stock or Deferred Stock Units pursuant to the Directors Plan. The amounts in this column represent the dollar value of the shares or units earned during 2010 by each director, calculated using the Closing Share Price on the business day immediately proceeding the date of grant.

(2)	Except as otherwise noted, these amounts consist of dividend equivalent rights earned on Deferred Stock Units during 2010.

(3)	This amount includes a $93,779 fee for providing consulting services to the Company. See “Certain Transactions and Relationships” below.

(4)	Mr. Murdoch became a Director at the May 6, 2010 meeting.

Non-Employee Director Equity Compensation

Under the Directors Plan, effective July 1, 2010, the Company issues $75,000 in shares of common stock annually to each non-employee director, to be paid quarterly based on the closing price per share on the business day immediately preceding the regular quarterly issuance date. A director may elect to defer all or a portion of this common stock payment and receive Deferred Stock Units that accrue dividend equivalents in the form of additional Deferred Stock Units. Upon a director’s termination of Board service, the Deferred Stock Units held by the director will be settled on a one-for-one basis in shares of common stock.

Non-Employee Director Cash Compensation

Each non-employee director receives a $25,000 annual cash payment, payable quarterly, and a per meeting fee of $1,500 for Board and Board Committee meetings attended. In addition, the Company pays an annual fee of $12,500 to the Chairman of the Audit Committee and, effective July 1, 2010, an annual fee of $10,000 to the Chairman of the Compensation Committee. Also effective July 1, 2010, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Finance Committee are each paid an annual fee of $5,000. The Chairman of the Board receives an annual fee of $75,000 for serving in that position.

Non-Employee Director Deferral of Compensation

Each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike Company employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Director Stock Ownership and Holding Policy

In order to increase the alignment of non-employee director interests with shareholder interests, in February 2007, the Board of Directors of Sotheby’s adopted policies with respect to stock ownership by non-employee directors. The Board believes that this approach is consistent with good corporate governance principles as it demonstrates the willingness of directors to allow a portion of their compensation to be “at risk” as evidence of their commitment to the Company’s long term success.

1. Non-employee directors are required to own shares of Sotheby’s common stock or Deferred Stock Units, as defined in the Directors Plan, having a fair market value equal to at least $125,000, which is five times the annual cash payment made to non-employee directors at the time of the policy’s adoption. Based on the record date closing NYSE common stock price of $47.26 per share, all non-employee directors are in compliance with this policy. Other than Mr. Murdoch, who joined the Board less than one year ago, all non-employee directors have also met the ownership requirement.

2. To the extent that any existing non-employee director did not meet this ownership requirement as of the February 27, 2007 effective date, such director is permitted a period of up to five years to meet this ownership requirement. Any non-employee director first elected to the Board of Directors after this policy’s effective date will be permitted a period of up to five years to meet this ownership requirement.

3. To the extent that a non-employee director received shares of common stock under the Directors Plan, that director may neither sell nor otherwise transfer any such shares until the earlier of: (i) the expiration of a period of three years from the date of the issuance of those shares to that director, and (ii) the date on which the director terminates his or her service on the Board.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company is composed of three independent directors, each of whom meets the criteria for “independence” under applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available through the following hyperlink, http://www.sothebys.com/about/investorrelation/audit_committee.html, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380 (Communication with Audit Committee) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the Public Company Accounting Oversight Board.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s 2010 Annual Report for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis M. Weibling (Chairman)
Michael Blakenham
Allen Questrom

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of equity securities with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during the Company’s most recent fiscal year, and Forms 5 with respect to the Company’s most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary, by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2010, except that a Form 4 for each of directors Angelo, Blakenham, Devonshire, Murdoch, Questrom, Stewart, Taubman, Taylor and Weibling was inadvertently filed late on August 25, 2010 with respect to a portion of each of those directors’ quarterly deferred stock unit compensation under the Directors Plan in the amount of 257 units per person that should have been reported on the Form 4 filed with respect to the remainder of that quarterly award on August 15, 2010. In addition, a Form 4 for an executive officer, Diana Phillips, was inadvertently filed one day late on February 15, 2011,with respect to tax withholding of 677 shares of Common Stock by the Company as a result of the vesting of shares of Restricted Stock, and the conversion of 603 Restricted Stock Units to shares of Common Stock and associated tax withholding of 245 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Relationships and Related Party Transactions

The Duke of Devonshire, the Deputy Chairman of the Company, provides consulting services to the Company and is currently paid £65,000 per year for such services. From September 1, 2009 to April 30, 2010, he was paid a reduced fee of £52,000 per year. His fee for 2010 equaled $93,779. A subsidiary of the Company has paid Chatsworth House Trust, of which the Duke of Devonshire is a director, approximately £162,000 ($250,417) for a selling exhibition held at Chatsworth in 2010. In 2010, a Company subsidiary also conducted an auction at Chatsworth of fine art and collectibles owned by the Trustees of the Chatsworth Settlement, of which the Duke is a beneficiary, that resulted in total auction proceeds of £6,433,846 ($9,945,439) and paid the Trustees approximately £14,473 ($22,372) for catering. In addition, during 2010, a Company subsidiary paid Lismore Castle Arts, of which the Duke is a 49% partner, a facility fee of 3,000 Euros ($3,496).

From time to time, officers, directors and principal shareholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors.

Related Party Transactions Policy

Formal Written Policy

Since early 2008, the Board has had a written Sotheby’s Related Party Transactions Policy. This policy does not supersede the Company’s obligations under Delaware law and its Code of Business Conduct and Ethics described below, but is intended to supplement those obligations. The Board has delegated the power to administer, enforce and modify this policy to its Nominating and Corporate Governance Committee. This policy requires that the committee approve or ratify Company transactions in which a related party or 5% or greater Company shareholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s Worldwide General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee

for action. For pre-approval of transactions only, the committee Chairman is authorized to act for the committee between its regularly scheduled meetings. In reviewing a transaction, the committee (or its Chairman) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company

•	The magnitude of the benefit for the related party

•	The feasibility of alternative transactions

•	How the benefits to the related party compare to similar transactions conducted at arms’ length by the Company

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements

Related Party Transactions under Delaware Law

As a Delaware corporation, Sotheby’s is required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or shareholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the shareholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or shareholders.

Sotheby’s Code of Business Conduct and Ethics

Sotheby’s Code of Business Conduct and Ethics requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance. The Board of Directors also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since 1983. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for 2011. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, the Committee will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Deloitte & Touche LLP to be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

Independent Auditors’ Fees

The following table summarizes the aggregate fees billed to Sotheby’s by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) related to the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees (a)	$3,010,355	$2,934,970
Audit-Related Fees (b)	37,500	125,000
Tax Services (c)	219,385	157,031
All Other Fees	—	—

Total	$3,267,240	$3,217,001

(a)	Fees for audit services billed in 2010 and 2009 included fees related to:

•	The annual audit of the Company’s consolidated financial statements (including Sarbanes-Oxley Act, Section 404 attestation);

•	Accounting and financial reporting consultations;

•	Statutory and regulatory audits; and

•	Reviews of the Company’s quarterly financial statements.

(b)	Fees for audit-related services billed in 2010 and 2009 related to:

•	Employee benefit plan audits;

•	Audit procedures required by the mortgage for 1334 York Avenue, the Company’s headquarters building in New York; and

•	Audit procedures for New York City real estate tax filings related to 1334 York Avenue.

(c)	Fees for tax services billed in 2010 and 2009 related to tax compliance and tax planning and advice, consisting of:

•

Fees for tax compliance services totaling $144,965 and $136,731 in 2010 and 2009, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consisted of: federal, state and local income tax return assistance; assistance with tax return filings in certain foreign jurisdictions; value added tax; and assistance with domestic and foreign tax audits and appeals.

•

Fees for tax planning and advice services totaling $74,420 and $20,300 in 2010 and 2009, respectively. Tax planning and advice includes advice provided to certain executives, as well as advice in 2010 related to value added tax and certain domestic tax reporting issues.

	2010	2009
Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.02:1	0.01:1

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to the Company by the Deloitte Entities. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permitted services, consisting of audit services, audit related services and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RATIFICATION PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON NEO COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing shareholders with the opportunity to vote on an advisory basis whether to approve the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this Proxy Statement. In making a voting decision, shareholders may wish to review the Company’s compensation policies and decisions regarding its NEOs contained in the Compensation Discussion and Analysis that appears earlier in this Proxy Statement.

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and longer-term incentive equity awards), retirement benefits, and other benefits described in detail in the Compensation Discussion and Analysis above. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique global business of fine art auctioneer, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company shareholders. The Compensation Committee’s intent in creating and implementing the executive compensation program is to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking. In 2010, the Company had a number of successes and achievements under the strong leadership of the NEOS, including:

•	Substantial revenue and earnings increases over 2009.

•	The second highest earnings in Company history.

•	The significant positive impact on financial performance of the Company’s 2009 margin improvement and cost containment initiatives.

•	Financial results achieved with a fundamentally lower risk profile than in prior years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements.

Sotheby’s believes that these and other achievements were driven in part by the NEO compensation program, which provides incentives to NEOs to improve their individual and Company performance while also encouraging measured and sound leadership that strongly aligns the interests of the NEOs with those of Sotheby’s shareholders. Accordingly, Sotheby’s is requesting that shareholders approve, in an advisory vote, the following resolution with respect to this Proposal 3:

“RESOLVED, that the shareholders approve, in an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this Proxy Statement.”

Vote Required

The approval of Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
PROPOSAL 3.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF NEO COMPENSATION VOTE

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing shareholders with the opportunity to vote on an advisory basis whether to hold an advisory shareholder vote regarding NEO compensation every one, two or three years. In making a voting decision, shareholders may wish to review the Company’s compensation policies and decisions regarding its NEOs contained in the Compensation Discussion and Analysis that appears earlier in this

Proxy Statement as well as the information provided under Proposal 3 above. Future votes, regardless of frequency, would be substantially similar in nature to the vote requested under Proposal 3.

Sotheby’s believes that a frequency of the described vote every three years is most compatible with the multi-year focus of a significant portion of NEO executive compensation at Sotheby’s. Sotheby’s view is based in part on the following:

•

Sotheby’s PSU awards vest according to performance goal achievement over a four year period. Likewise, Sotheby’s stock option grants vest over a four year period. As these awards constitute significant portions of each NEO’s compensation package, it would be difficult to evaluate an NEO’s (and the Company’s) performance after only one or two years. Even three years may not be ideal as it is one year less than the full cycle to determine the outcome of these awards.

•

The cyclical nature of the art market can cause NEO performance evaluated on a short term basis to be less reliable than a longer term view that considers individual and company performance under good as well as challenging economic conditions.

•

A three year cycle for an NEO compensation vote allows the Board of Directors and the Compensation Committee to consider more thoroughly the outcome of such a vote and determine what level of impact the voting results should have on NEO compensation policies.

Sotheby’s is requesting that shareholders recommend in their advisory vote under this Proposal 4 that the Company hold a shareholder advisory vote regarding NEO compensation every THREE years.

Vote Required

The shareholders’ advisory recommendation under this Proposal 4 concerning the frequency (either annually, every two or every three years) of the NEO compensation vote will be determined by a plurality of the votes cast at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“THREE YEARS” WITH RESPECT TO THE FREQUENCY OF A SHAREHOLDER
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be included in the Proxy Statement for the annual meeting to be held in 2012 must be received by the Secretary of the Company at 1334 York Avenue, New York, New York 10021 by the close of business on November 24, 2011. If the date of such meeting is changed by more than 30 days from the date such meeting is scheduled to be held, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. Proposals should be sent to the attention of the Secretary. A person may submit only one proposal for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission’s rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof (which in the aggregate may not exceed 500 words in length) from its proxy statement and form of proxy.

Proxy Solicitation Details

The Company is paying the costs of this proxy solicitation. After the proxy solicitation materials become available via the Internet to shareholders, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. The Company has retained Morrow & Co. for a fee of $5,000 and expense reimbursement to assist in proxy solicitation activities. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

Non-GAAP Financial Measures in CD&A

GAAP refers to generally accepted accounting principles in the United States of America. Included in the CD&A in this Proxy Statement is a general discussion of EBITDA, which is a non-GAAP financial measure. EBITDA should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

The Company defines EBITDA as net income (loss), excluding income tax expense (benefit), interest expense, interest income and depreciation and amortization expense. The Company cautions users of its financial statements that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate EBITDA in the same manner. The Company believes that EBITDA provides an important supplemental measure of its performance and that it is a measure that may be used by securities analysts, investors and other interested parties in the evaluation of the Company. The Company also utilizes EBITDA in analyzing its performance and in the determination of annual incentive compensation.

APPENDIX A

SOTHEBY’S
PEER GROUP COMPANIES

Luxury Goods Group	Professional Services Group
Brunswick Corp	Corporate Executive Board Company
Callaway Golf Co	CRA International Inc
Coach Inc	Franklin Covey Co
Elizabeth Arden Inc	FTI Consulting Inc
Estee Lauder Companies Inc	Gartner Inc
Marinemax Inc	Heidrick & Struggles International Inc
Nordstrom Inc	LECG Corp
Saks Inc	Navigant Consulting Inc
Steinway Musical Instruments Inc	Resources Connection Inc
Tiffany & Co	Watson Wyatt Worldwide, Inc.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/bid
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
SOTHEBY’S	OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
92460	92428

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and a vote for “THREE YEARS” on Proposal 4. If no direction is given, the shares will be voted FOR Proposals 1, 2 and 3 and for “THREE YEARS” on Proposal 4. Such shares will be voted in the proxies’ discretion upon any other business that may properly come before the meeting.

Please mark your votes as indicated in this example	☒

1. Election of Directors
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.1	John M. Angelo	☐	☐	☐	1.7	William F. Ruprecht	☐	☐	☐	1.12	Diana L. Taylor	☐	☐	☐
1.2	Michael Blakenham	☐	☐	☐	1.8	Marsha Simms	☐	☐	☐	1.13	Dennis M. Weibling	☐	☐	☐		FOR	AGAINST	ABSTAIN
1.3	The Duke of Devonshire	☐	☐	☐	1.9	Michael I. Sovern	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2011.					☐	☐	☐
1.4	Daniel Meyer	☐	☐	☐	1.10	Donald M. Stewart	☐	☐	☐							FOR	AGAINST	ABSTAIN
1.5	James Murdoch	☐	☐	☐	1.11	Robert S. Taubman	☐	☐	☐	3.	Approve, by advisory vote (non-binding), 2010 compensation paid to the company’s named executive officers.					☐	☐	☐

1.6	Allen Questrom	☐	☐	☐
															1 YEAR	2 YEARS	3 YEARS	ABSTAIN
										4.	Recommend, by advisory vote (non-binding), the frequency of future executive compensation advisory votes.				☐	☐	☐	☐

										PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
										PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

																Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature	Signature	Date

Dear Shareholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Mellon Investor Services no later than May 2, 2011. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

You can now access your Sotheby’s account online.

Access your Sotheby’s shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sotheby’s, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/ equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Important notice regarding the Internet availability of proxy materials for the shareholder meeting to be held on May 5, 2011. The Proxy Statement and other proxy materials are available at: http://investor.shareholder.com/bid/proxy.cfm

▼ FOLD AND DETACH HERE ▼

SOTHEBY’S
COMMON STOCK
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 5, 2011

          The undersigned hereby appoints each of MICHAEL I. SOVERN, WILLIAM F. RUPRECHT and WILLIAM S. SHERIDAN attorneys, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Sotheby’s, on Thursday, May 5, 2011, at the office of Sotheby’s, 1334 York Avenue, New York, New York, at 11:00 a.m., local time, and at any adjournment or postponement thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

          If at least one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be SIGNED and dated on the revere side)

WO#	Fulfillment
92406	92428